ASSET EXCHANGE CLOSING AGREEMENT

                           DATED AS OF JANUARY 1, 2001

                                      AMONG

                              COMCAST CORPORATION,

                              THE COMCAST PARTIES,

                       ADELPHIA COMMUNICATIONS CORPORATION

                                       AND

                              THE ADELPHIA PARTIES



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                                Table of Contents

                                                                            PAGE


                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Terms Defined in this Section...................................1
Section 1.02.  Other Definitions...............................................9
Section 1.03.  Rules of Construction..........................................12

                                    ARTICLE 2
                                    EXCHANGE

Section 2.01.  Exchange of Comcast Assets and Adelphia Assets.................12
Section 2.02.  Comcast Assumed Liabilities....................................17
Section 2.03.  Adelphia Assumed Liabilities...................................18
Section 2.04.  Adelphia Adjustments...........................................19
Section 2.05.  Comcast Adjustments............................................21
Section 2.06.  Final Working Capital Adjustment...............................22
Section 2.07.  Capacity Adjustment............................................24
Section 2.08.  Post-Closing Allocations.......................................26

                                    ARTICLE 3
                                 RELATED MATTERS

Section 3.01.  Employees......................................................26
Section 3.02.  Use of Names and Logos.........................................29
Section 3.03.  Transfer Laws..................................................30
Section 3.04.  Further Assurances.............................................30
Section 3.05.  Use Of Qualified Intermediaries................................30

                                    ARTICLE 4
                    COMCAST'S REPRESENTATIONS AND WARRANTIES

Section 4.01.  Organization and Qualification of Comcast......................32
Section 4.02.  Authority......................................................33
Section 4.03.  No Conflicts; Required Consents................................33
Section 4.04.  Assets, Title, Condition, and Sufficiency......................33
Section 4.05.  Comcast Systems Franchises, Systems Licenses,
               Systems Contracts, Owned Property and Real Property
               Interests......................................................34
Section 4.06.  Employee Benefits..............................................36
Section 4.07.  Litigation.....................................................36
Section 4.08.  Cable Operations...............................................37
Section 4.09.  Tax Returns; Other Reports.....................................37
Section 4.10.  Comcast Systems Information....................................37

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                                                                            PAGE

Section 4.11.  Compliance with Legal Requirements.............................38
Section 4.12.  Real Property..................................................41
Section 4.13.  Financial Statements...........................................41
Section 4.14.  Interim Operation of Systems...................................42
Section 4.15.  Employees......................................................43
Section 4.16.  Environmental..................................................44
Section 4.17.  Accounts Receivable............................................45
Section 4.18.  Transactions with Affiliates...................................45
Section 4.19.  System Intellectual Property Rights............................45
Section 4.20.  Bonds..........................................................45
Section 4.21.  Taxpayer Identification Number.................................45
Section 4.22.  Undisclosed Material Liabilities...............................45
Section 4.23.  Insurance......................................................46
Section 4.24.  Intellectual Property..........................................46
Section 4.25.  Brokers........................................................46
Section 4.26.  Systems Options................................................46
Section 4.27.  Comcast Pole Audits............................................46
Section 4.28.  Inventory......................................................47
Section 4.29.  Internet Services..............................................47
Section 4.30.  Telephony Assets...............................................47
Section 4.31.  Capital Leases.................................................47
Section 4.32.  Capitalization of the Comcast LLCs.............................47
Section 4.33.  Ownership of the Comcast LLC Interests.........................47
Section 4.34.  Comcast LLC Assets and Liabilities.............................47

                                    ARTICLE 5
                    ADELPHIA'S REPRESENTATIONS AND WARRANTIES

Section 5.01.  Organization and Qualification of Adelphia.....................48
Section 5.02.  Authority......................................................48
Section 5.03.  No Conflicts; Required Consents................................48
Section 5.04.  Assets, Title, Condition, and Sufficiency......................49
Section 5.05.  Adelphia Systems Franchises, Systems Licenses,
               Systems Contracts, Owned Property and Real Property
               Interests......................................................49
Section 5.06.  Employee Benefits..............................................51
Section 5.07.  Litigation.....................................................52
Section 5.08.  Cable Operations...............................................52
Section 5.09.  Tax Returns; Other Reports.....................................52
Section 5.10.  Adelphia Systems Information...................................53
Section 5.11.  Compliance with Legal Requirements.............................53
Section 5.12.  Real Property..................................................56
Section 5.13.  Financial Statements...........................................57
Section 5.14.  Interim Operations of Systems..................................57
Section 5.15.  Employees......................................................58
Section 5.16.  Environmental..................................................59
Section 5.17.  Accounts Receivable............................................60

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                                                                            PAGE

Section 5.18.  Transactions with Affiliates...................................60
Section 5.19.  System Intellectual Property Rights............................60
Section 5.20.  Bonds..........................................................60
Section 5.21.  Taxpayer Identification Number.................................60
Section 5.22.  Undisclosed Material Liabilities...............................61
Section 5.23.  Insurance......................................................61
Section 5.24.  Intellectual Property..........................................61
Section 5.25.  Brokers........................................................61
Section 5.26.  Systems Options................................................61
Section 5.27.  Adelphia Pole Audits...........................................62
Section 5.28.  Inventory......................................................62
Section 5.29.  Internet Services..............................................62
Section 5.30.  Telephony Assets...............................................62
Section 5.31.  Capital Leases.................................................62

                                    ARTICLE 6
                                    COVENANTS

Section 6.01.  Confidentiality and Publicity..................................62
Section 6.02.  Title Defects..................................................63
Section 6.03.  Leased Vehicles and Other Capital Leases.......................64
Section 6.04.  Post-closing Obtaining Of Consents.............................64
Section 6.05.  Transitional Services..........................................65
Section 6.06.  Cooperation upon Inquiries as to Rates.........................70
Section 6.07.  Books and Records..............................................71
Section 6.08.  Taxes..........................................................71
Section 6.09.  Estoppel Certificates..........................................72
Section 6.10.  Termination of Certain Affiliate Contracts.....................72
Section 6.11.  Change of Names of Comcast LLCs................................72
Section 6.12.  Payment of Gateway Proceeds....................................73
Section 6.13.  Telephony Services.<...........................................73
Section 6.14.  Transfer of Jones Telecommunications...........................73

                                    ARTICLE 7
                                     CLOSING

Section 7.01.  Closing........................................................74
Section 7.02.  Adelphia's Obligations.........................................74
Section 7.03.  Comcast's Obligations..........................................75

                                    ARTICLE 8
                                 INDEMNIFICATION

Section 8.01.  Indemnification by Adelphia....................................77
Section 8.02.  Indemnification by Comcast.....................................78
Section 8.03.  Procedure for Certain Indemnified Claims.......................79
Section 8.04.  Determination of Indemnification Amounts and Related Matters...80

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                                                                            PAGE

Section 8.05.  Time and Manner of Certain Claims..............................80
Section 8.06.  Other Indemnification..........................................81
Section 8.07.  Exclusivity....................................................81

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

Section 9.01.  Expenses.......................................................81
Section 9.02.  Brokers........................................................81
Section 9.03.  Performance of Obligations of Parties..........................82
Section 9.04.  Waivers........................................................82
Section 9.05.  Notices........................................................82
Section 9.06.  Entire Agreement; Prior Representations; Amendments............83
Section 9.07.  Specific Performance...........................................83
Section 9.08.  Jurisdiction...................................................84
Section 9.09.  WAIVER OF JURY TRIAL...........................................84
Section 9.10.  Binding Effect; Benefits.......................................84
Section 9.11.  Headings and Schedules.........................................84
Section 9.12.  Counterparts...................................................85
Section 9.13.  GOVERNING LAW..................................................85
Section 9.14.  Severability...................................................85
Section 9.15.  Third Parties; Joint Ventures..................................85
Section 9.16.  Construction...................................................85
Section 9.17.  Attorneys' Fees................................................85
Section 9.18.  Tax Consequences...............................................85
Section 9.19.  Time...........................................................86

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EXHIBIT A.........         Intentionally Deleted
EXHIBIT B-1.......         Comcast Converted LLCs
EXHIBIT B-2.......         Comcast New LLCs
EXHIBIT C.........         Comcast Systems




                                       v
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                        ASSET EXCHANGE CLOSING AGREEMENT


     THIS ASSET EXCHANGE CLOSING AGREEMENT ("Agreement") is made and entered into as of January 1, 2001 among Comcast Corporation, a Pennsylvania corporation ("Comcast"), and the Comcast Parties (as defined below), on the one hand, and Adelphia Communications Corporation, a Delaware corporation ("Adelphia"), and the Adelphia Parties (as defined below), on the other hand.

                                    RECITALS

     A. Comcast and Adelphia entered into a letter agreement dated as of May 25, 1999 (the "Comcast/Adelphia Letter Agreement") providing for, among other things, an exchange of certain cable television systems.

     B. Jones Intercable Inc., a Colorado corporation ("Jones"), and Adelphia entered into a letter agreement dated as of May 25, 1999 (the "Jones/Adelphia Letter Agreement", and together with the Comcast/Adelphia Letter Agreement, the "Letter Agreements") providing for, among other things, an exchange of certain cable television systems.

     C. After entering into the Jones/Adelphia Letter Agreement, Jones became a wholly owned subsidiary of Comcast and thereafter was merged with and into Comcast Cable Communications, Inc., a Delaware corporation and a wholly owned subsidiary of Comcast.

     D. This Agreement supersedes the Letter Agreements and sets forth the terms and conditions on which the Comcast Parties (as defined below) are conveying to the Adelphia Entities (as defined below) substantially all of the assets of the Comcast Systems (as defined below), and the Adelphia Entities are conveying to the Comcast Parties substantially all of the assets of the Adelphia Systems (as defined below), in such a manner as to effect a like-kind exchange of such assets under Section 1031 of the United States Internal Revenue Code.

                                   AGREEMENTS

     In consideration of the mutual covenants and promises set forth in this Agreement, the Parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.01. Terms Defined in this Section. In addition to terms defined elsewhere in this Agreement, the following terms with initial capital letters, when used in this Agreement, will have the meanings set forth below:

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     "@Home Solutions" means At Home Network Solutions, Inc.

     "Adelphia Entities" means Adelphia and the Adelphia Parties.

     "Adelphia Leased Property" means the premises demised under the Adelphia Leases.

     "Adelphia Parties" means those entities listed on Schedule 1.01, which
Schedule includes for each such entity its Employee Identification Number for federal tax purposes.

     "Adelphia Service Area" means any geographic area in which the Adelphia Systems (i) are authorized to provide cable television service pursuant to an Adelphia Systems Franchise or (ii) provide cable television service and in which a franchise or other authorization is not required pursuant to applicable Legal Requirements.

     "Adelphia Systems" means the cable television systems operating under the Adelphia Systems Franchises listed on Schedule 2.01(b)(iii)(B) and any closely related multi-channel video systems. For the avoidance of doubt, the Adelphia Systems include the internet service operations of those systems, including internet service contracts with Subscribers.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise. For purposes hereof, (i) Montgomery Cablevision Associates, L.P. and Adelphia Cablevision Associates of Radnor, L.P. shall be treated as Affiliates of Adelphia and (ii) no party hereto will be treated as an Affiliate of Excite@Home or ServiceCo LLC, or any of their respective Affiliates.

     "Assets" means the Comcast Assets or the Adelphia Assets, as the context requires.

     "Assumed Liabilities" means the Comcast Assumed Liabilities or the Adelphia Assumed Liabilities, as the context requires.

     "AT&T Transaction" means the exchange of cable television systems contemplated by the Asset Exchange Agreement dated as of August 11, 2000, as amended from time to time, among Comcast, certain Affiliates of Comcast, AT&T Corp. and certain Affiliates of AT&T Corp.

     "Basic Service Tier" means the lowest service tier offered to Subscribers of a System, as identified on Schedules 4.10 and 5.10, as applicable.

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     "Business Day" means any day other than a Saturday or Sunday or a day on which banks in New York, New York are authorized or required to be closed.

     "Cable Act" means Title VI of the Communications Act, 47 USC ss. 521, et seq.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A.ss.ss.9601 et seq.).

     "Closing Date" means the date of this Agreement.

     "Closing Time" means 12:01 a.m., local time in the location of each System, on the Closing Date.

     "Cut-Off Date" means December 31, 2000.

     "Cut-Off Time" means 11:59 p.m., local time in the location of each System, on the Cut-Off Date.

     "Code" means the Internal Revenue Code of 1986.

     "Comcast Converted LLCs" means the limited liability companies listed on Exhibit B-1.

     "Comcast New LLCs" means the limited liability companies listed on Exhibit B-2.

     "Comcast Entities" means Comcast and the Comcast Parties.

     "Comcast Leased Property" means premises demised under the Comcast Leases.

     "Comcast LLC's" means the Comcast Converted LLCs and the Comcast New LLCs.

     "Comcast Parties" means Comcast Cablevision Corporation of California, LLC, a Delaware limited liability company, Jones Cable Holdings II, LLC, a Colorado limited liability company, and Comcast Cablevision of Muncie, LP, an Indiana limited partnership.

     "Comcast Service Area" means any geographic area in which the Comcast Systems are authorized to provide cable television service pursuant to a Comcast Systems Franchise or provide cable television service in which a franchise or other authorization is not required pursuant to applicable Legal Requirements.

     "Comcast Systems" means the cable television systems listed on Exhibit C. For the avoidance of doubt, the Comcast Systems include (i) the

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Internet service operations of those systems, including internet service contracts with Subscribers, (ii) interests in advertising sales businesses that are primarily related to the Comcast Systems and (iii) operations primarily related to the provision of wide area network services to the Palmdale School District, Palmdale, California.

     "Communications Act" means the Communications Act of 1934.

     "Contract" means any written agreement, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant or right, and any oral obligation, right or agreement.

     "Copyright Act" means the Copyright Act of 1976.

     "Deposits" means all monies which are on deposit with third parties as of the Cut-Off Time for the account of Transferor (or a Comcast LLC), or as security for such party's performance of its obligations (other than any deposits which are Excluded Assets or the full benefit of which will not be available to Transferee (or a Comcast LLC) following Closing), including deposits on real property leases and deposits for utilities.

     "Environmental Law" means any Legal Requirement or agreement with third parties whether now or hereafter in effect concerning human health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling of Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means, as to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

     "Excite@Home" means the Excite @ Home Corporation, a Delaware corporation.

     "Excluded Assets" means the Comcast Excluded Assets or the Adelphia Excluded Assets, as the context requires.

     "Expanded Basic Services" means the service tier or tiers identified as such on Schedules 4.10 and 5.10.

     "FAA" means the Federal Aviation Administration.

     "FCC" means the Federal Communications Commission.

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     "GAAP" means generally accepted accounting principles in the United States consistently applied, including the statements and interpretations of the U.S. Financial Accounting Standards Board.

     "Gateway Partnership Agreement" means the Limited Partnership Agreement of Gateway/Jones Communications Ltd. dated September 12, 1998 by and between Jones Intercable of Ft. Myers, Inc. and Gateway/Jones Communications Services, Inc.

     "Gateway Partnership Interest" means the 5% general partner interest in Gateway/Jones Communications, Ltd.

     "Governmental Authority" means (i) the United States of America, (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities, provinces, parishes and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof and (iv) any court, quasi-governmental authority, tribunal, department, commission, board, bureau, agency, authority or instrumentality of any of the foregoing.

     "Hazardous Substances" means (i) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive or otherwise hazardous substance, waste or material, (ii) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C.A. ss.ss. 6901 et seq.); (iii) any "hazardous substance" as defined by CERCLA; (iv) any substance regulated by the Toxic Substances Control Act (TSCA) (42 U.S.C. ss. 2601 et seq.); (v) asbestos or asbestos-containing material of any kind or character; (vi) polychlorinated biphenyls; (vii) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks;
(viii) any substance the presence, use, treatment, storage or disposal of which is prohibited by or regulated under any Legal Requirement; and (ix) any other substance which by any Legal Requirement requires special handling, reporting or notification of or to any Governmental Authority in its collection, storage, use, treatment, presence or disposal.

     "Jones Telecommunications" means Jones Telecommunications of California, LLC, a Colorado limited liability company.

     "Judgment" means any judgment, judicial decision, writ, order, injunction, award or decree of or by any Governmental Authority.

     "Leased Property" means Comcast Leased Property or Adelphia Leased Property, as the context requires.

     "Legal Requirement" means applicable common law and any statute, ordinance, code, law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by

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or any agreement entered into by any Governmental Authority, including any
Judgment.

     "Lien" means, with respect to any property or asset, any security agreement, financing statement filed with any Governmental Authority, conditional sale agreement, capital lease or other title retention agreement relating to such property or asset, any lease, consignment or bailment given for purposes of security, any right of first refusal, equitable interest, lien, mortgage, indenture, pledge, option, charge, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, any Contract or otherwise.

     "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

     "Losses" means any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including interest which may be imposed in connection therewith, reasonable expenses of investigation, reasonable fees and disbursements of counsel and other experts and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought and the reasonable costs of enforcing indemnification rights in respect thereof, but will in no event include incidental or consequential damages.

     "Material Adverse Effect" means a material adverse effect on: (i) the Comcast Assets or the Adelphia Assets, as the context requires, taken as a whole, (ii) the business, operations or condition (financial or otherwise) of the Comcast Systems or the Adelphia Systems, as the context requires, taken as a whole or (iii) the business, operations or condition (financial or otherwise) of the Comcast Entities or the Adelphia Entities, as the context requires, taken as a whole, in the case of each of the foregoing, without giving effect to the transactions contemplated by this Agreement (except for purposes of Sections
4.03 or 5.03) or the announcement thereof or changes in conditions that are applicable to the economy or the cable television industry in general.

     "Material Adelphia Contracts" means (i) all Adelphia Systems Franchises and
(ii) the Adelphia Systems Licenses and Adelphia Systems Contracts required by
Section 5.05(a) to be disclosed on Schedule 2.01(b)(iv)(B) or 2.01(b)(v)(B), respectively.

     "Material Comcast Contracts" means (i) all Comcast Systems Franchises and
(ii) the Comcast Systems Licenses and Comcast Systems

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Contracts required by Section 4.05(a) to be disclosed on Schedule 2.01(b)(iv)(A)
or 2.01(b)(v)(A), respectively.

     "Owned Property" means the Comcast Owned Property or Adelphia Owned Property, as the context requires.

     "Parent" means Comcast or Adelphia, as the context requires.

     "Party" or "party" means a Comcast Entity or an Adelphia Entity, as the context requires.

     "Pay TV" means a la carte tiers or premium programming services selected by and sold to Subscribers on a per channel or per program basis.

     "Permitted Lien" means any (i) Lien securing Taxes, assessments and governmental charges not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established), (ii) customary zoning law or ordinance or any similar Legal Requirement, (iii) customary rights reserved to any Governmental Authority to regulate the affected property, (iv) as to all Owned Property and Real Property Interests, any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) which (A) does not and will not individually or in the aggregate with one or more other Liens interfere with the right or ability to own, use, enjoy or operate the Owned Property and Real Property Interests as currently being used or operated, or materially detract from their value, or (B) is disclosed, in the case of the Comcast Parties, on Schedule 6.02(a) or, in the case of the Adelphia Parties, on Schedule 6.02(b), (v) in the case of Leased Property, the rights of any lessor or any Lien granted by any lessor of Leased Property and (vi) any inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business; provided that "Permitted Liens" will not include any Lien securing a debt or other claim (other than any Lien described in clause (v) above) which could prevent or interfere with the conduct of the business of the affected System as it is currently being conducted.

     "Person" means any human being, Governmental Authority, corporation, limited liability company, general or limited partnership, joint venture, trust, association or unincorporated entity of any kind.

     "Post-Closing Tax Period" means with respect to a taxable period which commences before but ends after the date hereof, the portion of such period after but not including the date hereof.

     "Powerlink" means the internet services provided by Adelphia and its Affiliates which are offered under the "Powerlink" trademark.

     "Pre-Closing Tax Period" means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a taxable period that commences

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before but ends after the date hereof, the portion of such period up to and including the date hereof.

     "Prime Rate" means the prime rate of interest, as announced from time to time, of The Bank of New York in New York City.

     "Real Property Interests" means the Comcast Real Property Interests or Adelphia Real Property Interests, as the context requires.

     "Service Area" means a Comcast Service Area or an Adelphia Service Area, as the context requires.

     "Subscriber" means a subscriber of a System.

     "Subscriber Determination Date" means any date as of which the number of Individual Subscribers and Subscriber Equivalents is to be determined under the terms of this Agreement.

     "System" means any of the Comcast Systems or the Adelphia Systems, as the context requires.

     "Systems Franchises" means the Comcast Systems Franchises or Adelphia Systems Franchises, as the context requires.

     "Systems Licenses" means the Comcast Systems Licenses or Adelphia Systems Licenses, as the context requires.

     "Tangible Personal Property" means the Comcast Tangible Personal Property or Adelphia Tangible Personal Property, as the context requires.

     "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, FICA, excise or property taxes, levies, and any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law (an "Escheat Payment"), together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto. For purposes of this Agreement, an Escheat Payment shall be attributable to a Pre-Closing Tax Period and treated as a liability of the relevant Transferor (and shall not be included among the Assumed Liabilities of the relevant Transferee) if the relevant abandoned or unclaimed property was either accrued as an unclaimed property liability during the Pre-Closing Tax Period or first proffered by the applicable System at least one year before the Cut-Off Date.

     "Title Policies" means the Comcast Title Policies and the Adelphia Title Policies.

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

     "Transaction Documents" means the instruments and documents described in Sections 7.02 and 7.03 which are being executed and delivered by or on behalf of the Comcast Entities or the Adelphia Entities, as the case may be, or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby.

     "Transferee" means a Comcast Party or an Adelphia Party, as applicable, insofar as the term refers to a party to this Agreement that will receive Systems (either directly or through the transfer of Comcast LLC Interests) from another party to this Agreement. The Parent of a Transferee may, with respect to any given System or portion thereof to be received by such Transferee, designate an entity that is directly wholly owned by such Transferee and a disregarded entity for United States federal income tax purposes to serve as a substitute transferee of such System or portion thereof and for purposes of this Agreement such entity shall be treated as the Transferee in respect of such System or portion thereof except as the Agreement may otherwise require.

     "Transferor" means a Comcast Party or an Adelphia Party, as applicable, insofar as the term refers to a party to this Agreement that will transfer Systems (either directly or through the transfer of Comcast LLC Interests) to another party to this Agreement.

     SECTION 1.02. Other Definitions. The following terms are defined in the Sections indicated:

                           Term                                  Section
         450 MHZ                                                 2.07(b)
         550 MHZ                                                 2.07(b)
         750 MHZ                                                 2.07(b)
         1031 Exchange                                           2.01(a)
         @Home Solutions Service Fee                             6.05(f)
         @Home Solutions Service Period                          6.05(b)(viii)
         Adelphia                                                Preamble
         Adelphia Assets                                         2.01(b)
         Adelphia Assumed Liabilities                            2.03
         Adelphia Billing Services Separation                    6.05(a)(i)
         Adelphia Designated Employees                           3.01(a)
         Adelphia Environmental Permits                          5.16(c)
         Adelphia Estoppel Certificates                          6.09
         Adelphia Excluded Assets                                2.01(c)
         Adelphia Excluded Liabilities                           2.02
         Adelphia Leases                                         5.12
         Adelphia Owned Property                                 2.01(b)(ii)
         Adelphia Plans                                          5.06
         Adelphia Real Property Interests                        2.01(b)(ii)
         Adelphia Recipient                                      7.02(k)
         Adelphia System Employees                               5.15(a)

                           Term                                  Section
         Adelphia Systems Contracts                              2.01(b)(v)
         Adelphia Systems Financial Statements                   5.13
         Adelphia Systems Franchises                             2.01(b)(iii)
         Adelphia Systems Licenses                               2.01(b)(iv)
         Adelphia Systems Option                                 5.26
         Adelphia Tangible Personal Property                     2.01(b)(i)
         Adelphia Title Policies                                 7.02(d)
         Adelphia Working Capital Adjustment                     2.04(a)
         Adjustment Certificate                                  2.06(a)
         Adlink                                                  1.02, 2.01(a)
         Advertising Accounts Receivable                         2.04(c)(ii)
         Agreement                                               Preamble
         Apportioned Obligations                                 6.08(b)
         Base Amount                                             2.07(c)
         Books and Records                                       2.01(b)(vii)
         Business Employees                                      3.01(a)
         Cap                                                     8.04(a)
         Capacity Adjustment                                     2.07(c)
         Capacity Certification                                  2.07(a)
         CARS                                                    2.01(b)(iv)
         Closing                                                 7.01
         Comcast                                                 Preamble
         Comcast/Adelphia Letter Agreement                       Recitals
         Comcast Assets                                          2.01(b)
         Comcast Assumed Liabilities                             2.02
         Comcast Designated Employees                            3.01(a)
         Comcast Environmental Permits                           4.16(c)
         Comcast Estoppel Certificates                           6.09
         Comcast Excluded Assets                                 2.01(c)
         Comcast Excluded Liabilities                            2.03
         Comcast Leases                                          4.12
         Comcast LLC Interests                                   2.01(a)
         Comcast Owned Property                                  2.01(b)(ii)
         Comcast PA                                              2.01(a)
         Comcast Parties                                         2.01(a)
         Comcast Plans                                           4.06
         Comcast Provider                                        7.02(k)
         Comcast Real Property Interests                         2.01(b)(ii)
         Comcast System Employees                                4.15(a)
         Comcast Systems Contracts                               2.01(b)(v)
         Comcast Systems Financial Statements                    4.13
         Comcast Systems Franchises                              2.01(b)(iii)
         Comcast Systems Licenses                                2.01(b)(iv)
         Comcast Systems Option                                  4.26
         Comcast Tangible Personal Property                      2.01(b)(i)

                           Term                                  Section
         Comcast Title Policies                                  7.03(d)
         Comcast Working Capital Adjustment                      2.05(a)
         Confidential Information                                6.01(a)
         Customer Accounts Receivable                            2.04(c)(i)(A)
         Designated Employees                                    3.01(a)
         Dispute Notice                                          2.06(a)
         EEO                                                     4.11(b)
         Eligible Accounts Receivable                            2.04(c)(i)(B)
         Estimated Working Capital Deficit                       2.06(a)
         Final Working Capital Deficit                           2.06(b)
         Franchise Matter                                        8.03
         Gateway Partnership                                     2.01(b)(viii)
         Gateway Payment                                         6.12
         Gateway Proceeds                                        6.12
         Gateway Services Agreement                              7.02(k)
         Hired Employees                                         3.01(d)(i)
         Indemnitee                                              8.03
         Indemnitor                                              8.03
         Independent Accountant                                  2.06(a)
         Initial Period                                          2.06(b)
         Insurance Proceeds                                      2.01(b)(viii)
         Internet Service Fee                                    6.05(d)
         Internet Service Period                                 6.05(a)(vii)
         Jones                                                   Recitals
         Jones/Adelphia Letter Agreement                         Recitals
         Jones Holdings                                          6.14
         Letter Agreements                                       Recitals
         LLC Transfer Consents                                   2.01(a)
         mile                                                    2.07(b)
         Minimum Damage Requirement                              8.04(a)
         Other Relinquished Property Agreements                  3.05(f)
         Other Replacement Property Agreements                   3.05(g)
         Palmdale License                                        6.14
         Proprietary Rights                                      3.02
         Rate Regulatory Matter                                  6.06(c)
         Rebuild Differential                                    2.07(b)
         Retained Employee Benefits                              3.01(c)
         Retained Employees                                      3.01(a)
         Solution Services                                       6.05(b)(viii)
         Title Commitments                                       6.02
         Title Company                                           6.02
         Transfer Taxes                                          6.08(c)
         Transitional Services                                   6.05
         WARN                                                    4.15(b)
         Working Capital Deficit                                 2.06(a)
         Working Capital Adjustment                              2.06(a)

     SECTION 1.03. Rules of Construction. Unless otherwise expressly provided in this Agreement (a) accounting terms used in this Agreement will have the meaning, ascribed to them under GAAP; (b) words used in this Agreement, regardless of the gender used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (c) the word "including" is not limiting, and the word "or" is not exclusive; (d) the capitalized term "Section" refers to sections of this Agreement unless the context otherwise requires; (e) references to a particular Section include all subsections thereof, (f) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (g) references to a Person include such Person's successors and assigns to the extent not prohibited by this Agreement; and (h)references to a "day" or number of "days" (without the explicit qualification "Business") will be interpreted as a reference to a calendar day or number of calendar days. "Knowledge" and words of similar import, when used with reference to a party, mean the actual knowledge of a particular matter of (i) with respect to Adelphia, Bob Wall, Steve Delgado, Larry Brett and any other regional vice presidents for each of the states in which the Adelphia Systems are located, and
(ii) with respect to Comcast, Rick Palmer, John Barrett and the regional vice presidents for each of the states in which the Comcast Systems are located. Reference to any Comcast Party's Assets (or any category thereof), Systems or Excluded Assets will be deemed to refer to the portion of the Comcast Assets (or such category), Systems or Excluded Assets, respectively, owned or operated by such Comcast Party or a Comcast LLC owned by such Comcast Party. Reference to any Comcast LLC's Assets (or any category thereof) or Systems will be deemed to refer to that portion of the Comcast Assets (or such category) or Systems, respectively, owned or operated by such Comcast LLC. Reference to any Adelphia Party's Assets (or any category thereof), Systems or Excluded Assets will be deemed to refer to the portion of the Adelphia Assets (or such category), Systems or Excluded Assets, respectively, owned or operated by such Adelphia Party. Unless the context otherwise requires, references to "Transferor" will be deemed to refer to each Transferor with respect to the Systems to be transferred by it pursuant to this Agreement (either directly or through the transfer of Comcast LLC Interests), and references to "Transferee" will be deemed to refer to each Transferee with respect to the Systems to be transferred to it pursuant to this Agreement (either directly or through the transfer of Comcast LLC Interests).

                                   ARTICLE 2
                                    EXCHANGE

     SECTION 2.01. Exchange of Comcast Assets and Adelphia Assets.

     (a) Exchange Covenant. On the terms and conditions set forth in this Agreement, the Comcast Parties and the Adelphia Parties are exchanging at Closing simultaneously all of the right, title and interest of the Adelphia Parties in, to and under the Adelphia Assets for all of the right, title and interest of the Comcast Parties in, to and under the Comcast Assets, in each case free and clear of all Liens (except Permitted Liens); provided that this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom without the consent of a third party thereto if such assignment without such consent would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Transferee thereunder. Each of the Comcast Entities and the Adelphia Entities acknowledges that the parties to this Agreement desire and intend to effect their respective transfers and acquisitions of the Adelphia Assets or the Comcast Assets, as the case may be, pursuant to this Agreement as one or more exchanges of like-kind properties under Section 1031 of the Code (a "1031 Exchange"). Notwithstanding anything to the contrary in this Agreement, the exchange is occurring in accordance with the match-ups and in the manner set forth in Schedule 2.01(a). It is understood that if, pursuant to such match-ups, a System is divided so that it is transferred in part to one Transferee and in part to one or more other Transferees (or is divided between two or more Comcast LLCs in accordance with the following paragraph) such division will be disregarded for purposes of the representations and warranties set forth in Articles 4 and 5.

     Notwithstanding the foregoing paragraph and other provisions of this Agreement, the Parties agree that in lieu of the Comcast Parties transferring to the Adelphia Parties at Closing the Comcast Assets and in lieu of the Adelphia Parties assuming the Adelphia Assumed Liabilities, the following applies: Prior to the Closing and subject to the receipt of applicable consents ("LLC Transfer Consents"), the Comcast LLCs collectively hold all of the Comcast Assets and are liable for all of the Adelphia Assumed Liabilities in the following manner: (i) with respect to the Comcast New LLCs, the Comcast Parties have transferred or caused to be transferred certain Comcast Assets to the Comcast New LLCs and the Comcast New LLCs have assumed certain Adelphia Assumed Liabilities and (ii) with respect to the Comcast Converted LLCs, certain Comcast Affiliates which held Comcast Assets and are liable for Adelphia Assumed Liabilities have been converted (either by merger or statutory conversion) into limited liability companies. Each of the Comcast LLCs is a wholly owned disregarded entity for United States federal income tax purposes. At the Closing, the Comcast Parties are transferring to the Adelphia Parties 100% of the interests in each Comcast LLC (collectively, "Comcast LLC Interests"), free and clear of all Liens, which, for United States federal income tax purposes, will be treated as a direct transfer of the Comcast Assets. In addition, at the Closing, Comcast Cable Communications, Inc. a Pennsylvania corporation and a wholly owned subsidiary of Comcast ("Comcast PA"), is transferring all of the limited liability company interests in Adlink Cable Advertising, LLC, a Delaware limited liability company ("Adlink") which it holds to ACC Operations, Inc. Except as the context may otherwise require, the term "Comcast Parties" as used in this Agreement shall include the Comcast LLCs and the Comcast Affiliates who owned the Comcast Systems prior to or in connection with the reorganization that resulted in the Comcast Systems being owned by the Comcast LLCs. The other provisions of this Agreement shall be construed consistently with the intent of this paragraph. To the extent that any LLC Transfer Consent has not been obtained prior to Closing, the provisions of Section 6.04 shall apply.

     (b) Comcast and Adelphia Assets. "Comcast Assets" and "Adelphia Assets" mean all of the assets and properties, real and personal, tangible and intangible, owned, held for use or used by the Comcast Entities (or their Affiliates) or the Adelphia Entities (or their Affiliates), respectively, primarily in the operation of the Comcast Systems or the Adelphia Systems, respectively, as of the Closing Time that are not Comcast Excluded Assets or Adelphia Excluded Assets, including the following types of assets and properties:

          (i) Tangible Personal Property. All tangible personal property, including towers, tower equipment, aboveground and underground cable, distribution systems, head-end equipment, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, furniture, fixtures, supplies, inventory and other physical assets (the "Comcast Tangible Personal Property" or the "Adelphia Tangible Personal Property," as the case may be), including, with respect to the Comcast Tangible Personal Property, the items described on Schedule 2.01(b)(i)(A) and, with respect to the Adelphia Tangible Personal Property, the items described on Schedule 2.01(b)(i)(B);

          (ii) Real Property. All fee interests in real property (including improvements thereon) (the "Comcast Owned Property" or the "Adelphia Owned Property," as the case may be), including the interests described as Comcast Owned Property on Schedule 2.01(b)(ii)(A) or Adelphia Owned Property on Schedule 2.01(b)(ii)(B), as the case may be, and all leases (including Comcast Leases or Adelphia Leases, as the case may be), easements, rights of access and other interests in real property (the "Comcast Real Property Interests" or the "Adelphia Real Property Interests," as the case may be), including, with respect to the Comcast Real Property Interests, those described on Schedule 2.01(b)(ii)(A) and, with respect to the Adelphia Real Property Interests, those described on
     Schedule 2.01(b)(ii)(B);

          (iii) Franchises. All franchises and similar authorizations or similar permits issued by any Governmental Authority (the "Comcast Systems Franchises" or the "Adelphia Systems Franchises," as the case may be), including, with respect to the Comcast Systems Franchises, those described on Schedule 2.01(b)(iii)(A) and, with respect to the Adelphia Systems Franchises, those described on Schedule 2.01(b)(iii)(B);

          (iv) Licenses. All cable television relay service ("CARS") and business radio licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority (other than the Comcast Systems Franchises and the Adelphia Systems Franchises) (the "Comcast Systems Licenses" or the "Adelphia Systems Licenses," as the case may be), including, with respect to the Comcast Systems Licenses, those described on Schedule 2.01(b)(iv)(A) and, with respect to the Adelphia Systems Licenses, those described on
     Schedule 2.01(b)(iv)(B);

          (v) Contracts. All pole line or joint line agreements, underground conduit agreements, crossing agreements, bulk service, commercial service or multiple-dwelling agreements (including the relevant portions of any national multiple dwelling unit agreements to the extent necessary to permit the assignment of single property supplement agreements related thereto), access agreements, system specific programming agreements or signal supply agreements, agreements with community groups, commercial leased access agreements, capacity license agreements, partnership, joint venture or other similar agreements or arrangements, Contracts relating to the use of Assets to provide, or the provision by the Systems of, telephone or high speed data services, advertising interconnect agreements and other Contracts (including all Contracts in respect of Real Property Interests) (the "Comcast Systems Contracts" or the "Adelphia Systems Contracts," as the case may be), including with respect to the Comcast Systems Contracts, those described on Schedule 2.01(b)(v)(A) and, with respect to the Adelphia Systems Contracts, those described on Schedule 2.01(b)(v)(B);

          (vi) Accounts Receivable and Current Assets. All Subscriber, trade and other accounts receivable (including advertising accounts receivable) and pre-paid expense items;

          (vii) Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all files of correspondence, lists, records and reports concerning Subscribers and prospective Subscribers of the Comcast Systems or Adelphia Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of either party with the FCC and statements of account filed by or on behalf of either party with the U.S. Copyright Office (the "Books and Records"); and

          (viii) Insurance Claims. All rights to insurance proceeds receivable after the Closing in respect of any Comcast Assumed Liabilities or Adelphia Assumed Liabilities insured on a "claims made" basis and all insurance proceeds (to the extent not already expended by the Transferor to restore or replace the lost or damaged asset, which replacement asset shall be a transferred Asset) received prior to Closing in respect of any asset which, if held by a Comcast Entity at the Closing would be a Comcast Asset, or by an Adelphia Entity at the Closing, would be an Adelphia Asset ("Insurance Proceeds");

in the case of each of the foregoing, owned, held for use or used primarily in the operation of the Comcast Systems or the Adelphia Systems, as applicable; provided that, in addition to the foregoing, the Comcast Assets shall also include all of the limited liability company interests in Adlink owned by Comcast PA. For the avoidance of doubt, no adjustments will be made under
Section 2.04 or 2.07 in respect of the cable television system operated by the Gateway Partnership.

     (c) Comcast and Adelphia Excluded Assets. "Comcast Excluded Assets" and "Adelphia Excluded Assets" mean all: (i) cable programming services agreements (including cable guide contracts but excluding system specific programming agreements listed on Schedule 2.01(b)(v)(A) with respect to the Comcast Entities or on Schedule 2.01(b)(v)(B) with respect to the Adelphia Entities) and any payments received or to be received with respect thereto, and retransmission consent agreements (other than those listed on Schedule 2.01(c)(i) with respect to the Comcast Entities or on Schedule 2.01(c)(ii) with respect to the Adelphia Entities); (ii) vehicle leases and capital leases of Tangible Personal Property (it being understood and agreed that the vehicles and Tangible Personal Property covered by such leases will be transferred to Transferee (or owned by a Comcast
LLC) at Closing free and clear of any obligations or Liens under such leases in accordance with Section 6.03 hereof); (iii) all employee benefit plans of any nature and their assets, except as expressly provided to the contrary in Section 3.01; (iv) insurance policies, other than the matters described in Section 2.01(b)(viii); (v) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments; (vi) cash and cash equivalents, other than (A) Insurance Proceeds and (B) petty cash; (vii) patents, copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights (subject to Section 3.02); (viii) contracts for Subscriber billing services and any equipment leased with respect to the provision of services under such contracts (subject to Section 6.05); (ix) all contracts relating to national advertising sales representation; (x) any master purchasing agreements which relate to both the Systems and other cable television systems of Transferor or its Affiliates; (xi) rights or obligations under any agreement governing or evidencing an obligation of Transferor (or a Comcast LLC) for borrowed money; (xii) Subscriber deposits and advance payments held by Transferor (or a Comcast LLC) as of the Cut-Off Time for which an adjustment is made in favor of Transferee pursuant to Section 2.04(b)(vi) or 2.05(b)(vi); (xiii) the account books of original entry, general ledgers, and financial records used in connection with the Systems, provided that Transferor will, at Transferee's request, provide copies of, or information contained in, such books, records and ledgers (other than information pertaining to programming agreements other than System-specific programming) to the extent reasonably requested by the

Transferee after the Closing Date; (xiv) all proprietary software of the Comcast Entities and the Adelphia Entities and their respective Affiliates and licenses relating to third party software and maintenance agreements with respect thereto; (xv) all contracts with ServiceCo LLC, Excite@Home, PowerLink, @Home Solutions or any other data service providers relating to the provision of high speed internet access or with any competitive local exchange carrier service provider providing for the use of the System's distribution plant, except, in the case of Comcast, contracts with Teleport Communications Group Inc. set forth on Schedule 2.01(b)(v)(A) and, in the case of Adelphia, contracts with Adelphia Business Solutions, Inc. (f/k/a Hyperion Telecommunications, Inc.) set forth on
Schedule 2.01(b)(v)(B); (xvi) all accounts receivable from Comcast or any of its Affiliates, in the case of the Comcast Excluded Assets, and from Adelphia or any of its Affiliates, in the case of the Adelphia Excluded Assets; (xvii) all accounts receivable from or loans to employees rendering service in connection with the Assets; (xviii) all cooperative marketing receivables; (xix) all contracts and assets related primarily to paging services; (xx) all accounts receivables arising under infomercial programming agreements; (xxi) the Gateway Partnership Interest; and (xxii) contracts and/or assets specifically described on Schedule 2.01(c)(i) with respect to the Comcast Entities and Schedule 2.01(c)(ii) with respect to the Adelphia Entities.

     (d) Each Parent will cause any of its Affiliates that owns any Asset, but that is not a Party to this Agreement, to transfer such Asset to the appropriate Transferee (or Comcast LLC) promptly.

     SECTION 2.02. Comcast Assumed Liabilities. After Closing, the Comcast Entities will assume, pay, discharge and perform the following (the "Comcast Assumed Liabilities"): (i) obligations and liabilities under the Adelphia Systems Franchises, Adelphia Systems Licenses or Adelphia Systems Contracts except for liabilities or obligations to the extent arising from or relating to any breach of or default under any of the foregoing occurring at or prior to the Closing Time; (ii) obligations and liabilities of the Adelphia Entities arising prior to the Closing Time in connection with the ownership of the Adelphia Assets or the operation of the Adelphia Systems but only to the extent that there is an adjustment in favor of the Comcast Entities with respect thereto pursuant to Section 2.04; and (iii) all other obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Closing Time and arising out of or relating to the ownership of the Adelphia Assets or operation of the Adelphia Systems after Closing, except to the extent that such obligations or liabilities relate to any Adelphia Excluded Asset and except to the extent otherwise provided for by . All obligations and liabilities arising out of or relating to the Adelphia Assets or the Adelphia Systems other than the Comcast Assumed Liabilities will remain and be the obligations and liabilities solely of the Adelphia Entities (the "Adelphia Excluded Liabilities"), including (A) any long-term debt (including the current portion thereof) and any interest thereon; (B) any obligation or liability with respect to periods prior to and including the Closing Time (y) for payment of franchise fees pertaining to the Adelphia System, except as set forth in Section 2.04(b)(iv); and (z) for the refund of monies to Subscribers of the Adelphia Systems, other than any refunds referred to in Section 2.04(b)(vi); (C) any liability or obligation of the Adelphia Entities, or any member of any consolidated, affiliated, combined or unitary group of which any of the Adelphia Entities is or has been a member, for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 6.08 hereof; (D) any intercompany accounts payable; (E) any line expense accrual with respect to PowerLink and @ Home Solutions; (F) any Retained Employee Benefits of Adelphia or any of its Affiliates; (G) Escheat Payments attributable to a Pre-Closing Tax Period; (H) any liabilities related to or arising from Harron Communications Corp.'s (d/b/a Adelphia) attachments on poles owned by The Detroit Edison Company except for obligations and liabilities arising after the Closing (and not relating to any pre-closing breach or default) pursuant to the Pole and Conduit Use Agreement dated January 31, 1977 between The Detroit Edison Company and Harron Cablevision of Michigan, Inc., as successor in interest to Huron CATV, Inc.; (I) liabilities relating primarily to paging services; and (J) copyright royalty payments to be paid by an Adelphia Entity.

     SECTION 2.03. Adelphia Assumed Liabilities. After Closing, the Adelphia Entities will assume, pay, discharge and perform the following (the "Adelphia Assumed Liabilities"): (i) obligations and liabilities under the Comcast Systems Franchises, Comcast Systems Licenses or Comcast Systems Contracts except for liabilities or obligations to the extent arising from or relating to any breach of or default under any of the foregoing occurring at or prior to the Closing Time; (ii) obligations and liabilities of the Comcast Entities arising prior to the Closing Time in connection with the ownership of the Comcast Assets or the operation of the Comcast Systems but only to the extent that there is an adjustment in favor of the Adelphia Entities with respect thereto pursuant to
Section 2.05; and (iii) all other obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Closing Time and arising out of or relating to the ownership of the Comcast Assets or operation of the Comcast Systems after Closing, except to the extent that such obligations or liabilities relate to any Comcast Excluded Asset and except to the extent otherwise provided for by Section 6.08. All obligations and liabilities arising out of or relating to the Comcast Assets or the Comcast Systems other than the Adelphia Assumed Liabilities will remain and be the obligations and liabilities solely of the Comcast Entities (not including the Comcast LLCs) (the "Comcast Excluded Liabilities"), including (A) any long-term debt (including the current portion thereof) and any interest thereon; (B) any obligation or liability with respect to periods prior to and including the Closing Time (y) for payment of franchise fees pertaining to the Comcast Systems, except as set forth in Section 2.05(b)(iv); and (z) for the refund of monies to Subscribers of the Comcast Systems, other than any refunds referred to in Section 2.05(b)(vi); (C) any liability or obligation of the Comcast Entities, or any member of any consolidated, affiliated, combined or unitary group of which any of the Comcast Entities is or has been a member, for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 6.08 hereof and (D) any intercompany accounts payable; (E) any Retained Employee Benefits of Comcast or any of its Affiliates (including, prior to the Closing Time, the Comcast LLCs); (F) Escheat Payments attributable to a Pre-Closing Tax Period; (G) liabilities relating primarily to paging services; and (H) copyright royalty payments to be paid by a Comcast Entity (excluding the Comcast LLCs).

     SECTION 2.04. Adelphia Adjustments.

     (a) The "Adelphia Working Capital Adjustment," which may be a positive or a negative number, shall be the number obtained by subtracting (x) the sum of the liabilities of the Adelphia Entities (as defined and determined in accordance with GAAP) on the Cut-Off Date which constitute Comcast Assumed Liabilities, from (y) the sum of the current assets of the Adelphia Entities (as defined and determined in accordance with GAAP, except that inventory shall not be included as a current asset) on the Cut-Off Date which are included within the Adelphia Assets; provided that for such purpose, (i) the amount of accounts receivable included in such current assets shall be calculated as set forth in Section 2.04(c) and (ii) Insurance Proceeds and Gateway Proceeds shall be disregarded.

     (b) Without limiting the foregoing, in connection with the determination of the Adelphia Working Capital Adjustment:

          (i) The amount of service charges of the Adelphia Systems that have been prepaid by subscribers shall be a liability;

          (ii) The amount of accrued but unpaid pole rentals of the Adelphia Systems, if any, shall be a liability;

          (iii) The amount of prepaid pole rental expense and pole rental deposits of Adelphia Entities to the extent that the Comcast Entities receive the benefit thereof shall be a current asset;

          (iv) The amount of franchise fees of Adelphia Entities payable by Comcast Entities after the Cut-Off Date covering periods prior to the Cut-Off Date shall be a liability, and the accrued but unpaid liabilities under all agreements which constitute Adelphia Assets shall be liabilities;

          (v) The economic value of accrued vacation time credited by a Comcast Party to any Hired Employees as provided in Section 3.01(d) shall be a liability;

          (vi) The amount of all refundable deposits, including accrued interest if applicable, from subscribers of the Adelphia Systems for converters, encoders, decoders and any related equipment, and any other prepaid item shall be a liability;

          (vii) The amount of all prepaid expenses of Adelphia Entities which are part of the Adelphia Assets (except for prepaid expenses related to the Adelphia Excluded Assets, inventory or any insurance or bonds) shall be current assets, but only to the extent that such prepaid expenses will accrue to the benefit of any Comcast Entity upon and after the Cut-Off Date; and

          (viii) The amount of any previously paid launch fees relating to any cable programming services agreements that are Adelphia Excluded Assets shall not be liabilities.

     (c) The amount of accounts receivable included in the Adelphia Working Capital Adjustment shall equal the Customer Accounts Receivable of the Adelphia Systems plus 100% of the Advertising Accounts Receivable of the Adelphia Systems that are 120 or fewer days past due as of the Cut-Off Date, in the case of national agency accounts, or 90 or fewer days past due as of the Cut-Off Date, in the case of all other Advertising Accounts Receivable.

          (i) Eligible Accounts Receivable.

               (A) "Customer Accounts Receivable" shall equal (x) 100% of the face amount of all Eligible Accounts Receivable of the Comcast or Adelphia Systems, as the case may be, that are 30 or fewer days past due as of the Cut-Off Date, plus (y) 95% of the face amount of all Eligible Accounts Receivable of such Systems that are more than 30 but less than 60 days past due as of the Cut-Off Date plus (z) 50% of the face amount of all Eligible Accounts Receivable of such Systems that are more than 60 days but less than 90 days past due as of the Cut-Off Date.

               (B) "Eligible Accounts Receivable" of a System means accounts receivable arising in the ordinary course of business resulting from the provision of cable television, Internet or wide area network services to that System's Subscribers as of the Cut-Off Date and that relate to periods of time prior to the Cut-Off Date. Accounts receivable from Subscribers whose service has been disconnected shall not be included in Eligible Accounts Receivable. In the event that any account receivable consists of more than one portion that is past due, each such portion shall be deemed to be past due for the number of days such portion is past due. For purposes of making "past due" calculations under this subsection (i), the billing statements of a

          System will be deemed to be due and payable on the first day of the service period to which such billing statements relates. Cash received after the billing cutoff date immediately preceding the Cut-Off Date will be applied to the current portion of receivables.

          (ii) Advertising Accounts Receivable. "Advertising Accounts Receivable" of a System means accounts receivable arising in the ordinary course of business representing amounts owed to a System in connection with commercial advertising that is cablecast on a System, net of commissions payable to third parties. In the event that any account receivable consists of more than one portion that is past due, each such portion shall be deemed to be past due for the number of days such portion is past due. For purposes of making "past due" calculations under this subsection (ii), invoices will be deemed to be due and payable upon invoice.

     SECTION 2.05. Comcast Adjustments.

     (a) The "Comcast Working Capital Adjustment," which may be a positive or negative number, shall be the number obtained by subtracting (x) the sum of the liabilities of the Comcast Entities (as defined and determined in accordance with GAAP) on the Cut-Off Date which constitute Adelphia Assumed Liabilities, from (y) the sum of the current assets of the Comcast Entities (as defined and determined in accordance with GAAP, except that inventory shall not be included as a current asset) on the Cut-Off Date which are included within the Comcast Assets; provided that for such purpose, (i) the amount of accounts receivable included in such current assets shall be calculated as set forth in Section 2.05(c), and (ii) Insurance Proceeds shall be disregarded.

     (b) Without limiting the foregoing, in connection with the determination of the Comcast Working Capital Adjustment:

          (i) The amount of service charges of the Comcast Systems that have been prepaid by subscribers shall be a liability;

          (ii) The amount of accrued but unpaid pole rentals of the Comcast Systems, if any, shall be a liability;

          (iii) The amount of prepaid pole rental expenses and pole rental deposits of Comcast Entities to the extent that the Adelphia Entities receive the benefit thereof shall be a current asset;

          (iv) The amount of franchise fees of Comcast Entities payable by Adelphia Entities after the Cut-Off Date covering periods prior to the Cut-Off Date shall be a liability, and the accrued but unpaid liabilities under all agreements which constitute Comcast Assets shall be liabilities;

          (v) The economic value of accrued vacation time credited by an Adelphia Party (including the Comcast LLCs) to any Hired Employees as provided in Section 3.01(d) shall be a liability;

          (vi) The amount of all refundable deposits, including accrued interest if applicable, from subscribers of the Comcast Systems for converters, encoders, decoders and any related equipment, and any other prepaid item shall be a liability;

          (vii) The amount of all prepaid expenses of Comcast Entities which are part of the Comcast Assets (except for prepaid expenses related to the Comcast Excluded Assets, inventory or any insurance or bonds) shall be current assets, but only to the extent that such prepaid expenses will accrue to the benefit of any Adelphia Entity upon and after the Cut-Off Date; and

          (viii) The amount of any previously paid launch fees relating to any cable programming services agreements that are Comcast Excluded Assets shall not be liabilities.

     (c) The amount of accounts receivable included in the Comcast Working Capital Adjustment shall be determined in the same manner as provided in Section 2.04(c) with respect to the Adelphia Working Capital Adjustment.

     (d) For purposes of this Section 2.05, the fact that the Comcast Parties are transferring to the Adelphia Parties Comcast LLC Interests rather than assets and liabilities shall be disregarded.

     SECTION 2.06 . Final Working Capital Adjustment. (a) On or before 90 days after the Closing Date, each Parent shall prepare in good faith and deliver to the other a final calculation of the Working Capital Adjustment applicable to the Systems transferred by such Parent's Affiliates (each an "Adjustment Certificate"), together with appropriate supporting documentation, which shall evidence in reasonable detail the nature and extent of each adjustment. The Parties shall cooperate with one another and provide reasonable access to their personnel and records to permit the other Parties to prepare and review the Adjustment Certificates. Within 3 Business Days of receipt by Adelphia and Comcast of the other Parent's Adjustment Certificate (the day upon which the later of the two Adjustment Certificates is so received, the "Receipt Date"), the Parent which has the Working Capital Deficit (as defined below) shall pay an amount equal to the Working Capital Deficit to the other Parent, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment. As used herein, "Working Capital Adjustment" means the Comcast Working Capital Adjustment or the Adelphia Working Capital Adjustment. As used herein, "Working Capital Deficit" means the excess of the larger Working Capital Adjustment over the smaller Working Capital Adjustment. "Estimated Working Capital Deficit" means the Working

Capital Deficit based on the Adjustment Certificates as delivered by the parties pursuant to this Section 2.06(a). For the avoidance of doubt, (i) the Parent with the smaller Working Capital Adjustment shall be the Parent with a Working Capital Deficit, (ii) any positive number is greater than any negative number and (iii) a smaller negative number is greater than a larger negative number.

     (b) Within 30 days of the Receipt Date (such 30 day period, the "Initial Period"), each of Adelphia and Comcast may give the other Parent written notice of such Parent's objections, if any, to the other Parent's Adjustment Certificate. Such notice (the "Dispute Notice") shall describe in reasonable detail the dispute and shall set forth the disagreeing Parent's determination as to the applicable Working Capital Adjustment, together with appropriate supporting documentation, which shall evidence in reasonable detail the nature and extent of each adjustment. If a Parent fails to so object to the Adjustment Certificate delivered by the other Parent within the Initial Period, the Working Capital Adjustment set forth in such Adjustment Certificate will be final and conclusive. The Parents shall negotiate in good faith for a period of fifteen
(15) days, or such longer period of time as agreed by the Parents to resolve any disputed items. If, after such fifteen (15) day period (as extended by mutual written agreement, if applicable), the Parents fail so to resolve such disputed items the Parents agree to engage promptly (and in any event within 10 days) the New York office of PricewaterhouseCoopers or, if unavailable, another "big five" accounting firm which is not the auditor of either Parent and is mutually acceptable to both Parents (the "Independent Accountant") to resolve the dispute within fifteen (15) days after such engagement. The determination of the Independent Accountant as to each item in dispute will be within the range for such item as set forth in the Adjustment Certificate, on the one hand, and in the Dispute Notice, on the other hand. The Independent Accountant's determination shall be final and binding on the parties. All fees and costs of the Independent Accountant shall be borne one-half by each Parent. Within two Business Days after both the Adelphia Working Capital Adjustment and the Comcast Working Capital Adjustment have been conclusively determined as provided above (whether as a result of a Parent failing to deliver a Dispute Notice within the Initial Period, as a result of an agreement by the Parents or as a result of a determination by the Independent Accountant), the parties shall recalculate the Working Capital Deficit by using the Adelphia Working Capital Adjustment and the Comcast Working Capital Adjustment, in each case as so conclusively determined (such recalculated amount, the "Final Working Capital Deficit").

     (c) Within two Business Days after the date on which the Final Working Capital Deficit has been calculated, the difference between the Estimated Working Capital Deficit and the Final Working Capital Deficit shall be paid by Adelphia or Comcast, as the case may be, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment.

     (d) (i) All payments to be made pursuant to this Section 2.06 shall be paid by wire or accounts transfer of immediately available funds to the accounts designated by the recipient by written notice to the party owing such payment.

          (ii) Each Parent shall be entitled to assign to one or more subsidiaries the obligation to make, or the right to receive, any payment under this Section 2.06, provided that any Parent assigning any such obligation shall be responsible for any breach by its assignee.

     SECTION 2.07. Capacity Adjustment. (a) Within ninety (90) days after the Closing Date, each Parent will deliver to the other Parent a certification (the "Capacity Certification") of the actual miles of plant included in the Systems transferred to such Parent's Affiliates as of the Closing Date and the actual technical capacity of such plant as of the Cut-Off Date expressed in MHZ, as determined by a physical survey and engineering review of such plant. Each Parent will have ten (10) Business Days after the date that both Parents have received the other Parent's Capacity Certification to raise in writing to such other Parent any objections to such other Parent's Capacity Certification. If no objections are raised to a Parent's Capacity Certification during such ten (10) Business Day period, the Capacity Certification shall be deemed final. If a Parent raises an objection in writing to the other Parent during such ten (10) Business Day period, the Parents shall then attempt for a ten (10) Business Day period to resolve among themselves the matters in dispute. If no resolution is reached during such ten (10) Business Day period, the matters shall be immediately submitted to a mutually acceptable independent engineering consultant who shall deliver a determination as to any disputes within 20 Business Days of the end of the ten (10) Business Day dispute resolution period referred to above and whose determination with respect to the matters in dispute shall be final and binding on the Parents. The parties shall provide each other reasonable access to their Systems for purposes of making the determinations hereunder.

     (b) The Parents (and any engineer engaged under Section 2.08(a)) shall calculate the cost to rebuild/upgrade each Parent's Systems to 750 MHZ basing the cost per mile to upgrade on the following:

               Adelphia Systems
               ----------------
               450 MHZ                               $20,000 per mile
               550 MHZ                               $9,000 per mile

               Comcast Systems
               ---------------
               450 MHZ (California)                  $23,000 per mile
               450 MHZ (Florida)                     $20,000 per mile
               550 MHZ (California)                  $11,000 per mile
               550 MHZ (Florida)                     $9,000 per mile

The amount by which one Parent's rebuild/upgrade expense calculated in accordance with the foregoing exceeds the other Parent's rebuild/upgrade expense is herein referred to as the "Rebuild Differential" and, for the avoidance of doubt, the Parent with the smaller rebuild/upgrade expense shall be deemed to have the Rebuild Differential in its favor.

     As used in Sections 2.07, 4.10(a) and 5.10(a).

     "450 MHZ" means any System or portion thereof which does not meet the criteria of 550 MHZ or 750 MHZ.

     "550 MHZ" means any System or portion thereof which (i) has a forward bandwidth of at least 550 MHZ and (ii) is return activation capable.

     "750 MHZ" means any System or portion thereof which (i) has a forward bandwidth of 750 MHZ or greater, (ii) has fiber deployed to nodes serving home counts no greater than 2,000 and (iii) is return activation capable.

     "mile" means (i) for an aerial System or portion thereof, one (1) mile of cable bearing strand and (ii) for an underground System or portion thereof, one
(1) mile of trench.

     (c) The parties acknowledge that, based on preliminary information provided by each party and set forth on Schedule 2.08, there is a $49,754,380 Rebuild Differential in favor of Comcast (the "Base Amount"). In the event the final Capacity Certifications of the Parents reflect a Rebuild Differential in favor of Comcast equal to the Base Amount there shall be no additional cash payments due from either Parent under this . If, however, the final Capacity Certifications reflect a Rebuild Differential in favor of Comcast of greater than the Base Amount, then Adelphia shall pay to Comcast, as agent for the Comcast Parties, an amount equal to the excess over the Base Amount. Conversely, if the Capacity Certifications show a Rebuild Differential in favor of Comcast of less than the Base Amount, then Comcast shall pay to Adelphia, as agent for the Adelphia Parties, an amount equal to the shortfall below the Base Amount. Any payments required hereunder shall be made within five (5) Business Days of final determination of the amount due, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment, and shall be paid as set forth in Section 2.06(d). Any payment made under this Section 2.07 is referred to herein as the "Capacity Adjustment".

     (d) For the avoidance of doubt, no party shall have any claim in respect of a breach of the representations and warranties set forth in Section 4.10(a) or 5.10(a), to the extent the information that would constitute such a breach was taken into account in a final Capacity Certification.

     (e) Each Parent shall be entitled to assign to one or more subsidiaries (or, with respect to receipts of payment, to qualified intermediaries) the obligation to make, or the right to receive, any payment under Section 2.07(c), provided that any Parent assigning any such obligation shall be responsible for any breach by its assignee.

     SECTION 2.08. Post-Closing Allocations. The Comcast Entities and the Adelphia Entities will each use commercially reasonable efforts to reach agreement on the allocated value of each class of the Comcast Assets and the Adelphia Assets. Each of the Comcast Entities and the Adelphia Entities will file all tax returns and schedules thereto, including those returns and forms required by Section 1031 or 1060 of the Code, consistent with any such agreed-upon allocations, unless otherwise required by applicable Legal Requirements. In the event the parties do not reach agreement on such allocations, the Comcast Entities and the Adelphia Entities will each reflect the Assets acquired by such party on its books for tax reporting purposes in accordance with such party's own determination of such allocations.

                                   ARTICLE 3
                                 RELATED MATTERS

     SECTION 3.01. Employees.

     (a) Each Transferor has provided to the Transferee a written list of those employees primarily rendering services in connection with the Assets (the "Business Employees"), and identified on such list those of such Transferor's Business Employees such Transferor desired to retain as an employee after the date hereof ("Retained Employees"). Each Transferee provided to the Transferor a written list of those Business Employees, other than Retained Employees, of the Transferor that the Transferee desired to employ (or have a Comcast LLC employ) as of the date hereof (the "Adelphia Designated Employees," in the case of the Adelphia Parties as Transferors, and the "Comcast Designated Employees," in the case of the Comcast Parties as Transferors, and together the "Designated Employees"). As of the date hereof, the Comcast LLCs have no employees, other than Comcast Designated Employees. Effective as of the date hereof, the Comcast Parties have extended offers of employment to each of the Adelphia Designated Employees, and the Comcast LLCs, at the direction of Adelphia, have extended offers to each of the Comcast Designated Employees, in accordance with the following provisions. Each Transferor has cooperated in all reasonable respects with Transferee to allow Transferee to evaluate and interview employees other than Retained Employees in order to make hiring decisions. Each Transferor has permitted Transferee, at Transferee's cost, to conduct pre-employment physical examinations (including drug-screening tests) and other appropriate pre-hire investigations of such of the Transferor's Business Employees (other than Retained Employees) that the Transferee has designated, and each Transferor has permitted Transferee to make any offer of employment, or continuing employment, to any Designated Employee of Transferor conditional upon Transferee's receipt, review and approval of the results of such pre-hire examinations and investigations; provided that no such offer of employment shall have been effective until the date hereof. Transferee represents and agrees on behalf of itself and its Affiliates that it has not solicited and will not solicit, between the date hereof and the first anniversary of the date hereof, the performance of services by any Retained Employee of the Transferor; provided that this clause shall not prevent Transferee from hiring any Retained Employee as a result of placing general advertisements in trade journals, newspapers or similar publications which are not directed at Transferor, its Affiliates or the Retained Employees.

     (b) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of Transferor or its Affiliates or arising under any Legal Requirement affecting employees of Transferor or its Affiliates incurred through and including the date hereof will remain the responsibility of Transferor, whether or not such employees have been or are employed by Transferee or its Affiliates after the date hereof. Except as expressly provided in this Section 3.01, Transferee will not have or assume any obligation or liability under or in connection with any such plan maintained by Transferor or Transferor's Affiliates.

     (c) Except as expressly provided in this Section 3.01, Transferor will remain solely responsible for, and will indemnify and hold harmless Transferee from and against, all Losses arising from or with respect to, all salaries, phantom awards and stock incentive and all severance, vacation, medical, sick, holiday, continuation coverage and other compensation or benefits to which Transferor's or its Affiliates' employees may be entitled (including "sticking" or "staying" bonuses), whether or not such employees have been or are employed by Transferee or its Affiliates after the date hereof, as a result of their employment by Transferor or its Affiliates, the termination of their employment by Transferor or its Affiliates, the consummation of the transactions effected hereby or pursuant to any applicable Legal Requirement (including without limitation the Worker Adjustment Retraining and Notification Act) or otherwise relating to their employment by Transferor or its Affiliates. All such salaries, compensation or benefit obligations of a Transferor or its Affiliates, except as expressly provided in this Section 3.01, are referred to herein as the "Retained Employee Benefits."

     (d) Notwithstanding anything to the contrary in this Section 3.01, each Transferee and its Affiliates will, effective as of January 1, 2001:

          (i) permit those Designated Employees of the Transferor or its Affiliates who become Transferee's or its Affiliates' employees pursuant to this Section 3.01 (the "Hired Employees") and the Hired Employees' dependents, to participate in Transferee's and its Affiliates' employee benefit plans to the same extent as similarly situated employees of Transferee and its Affiliates and their dependents; provided that nothing in this Agreement shall limit or affect Transferee's or its Affiliates' right to limit or alter future participation by Hired Employees in Transferee's or its Affiliates' employee benefit plans;

          (ii) give each Hired Employee credit for his or her past service with Transferor or its Affiliates (including past service with any prior owner or operator of a System) for purposes of eligibility to participate, benefit eligibility and vesting under its employee benefit and other plans, as well as for all purposes under any post-retirement medical or life insurance benefit plan maintained by Transferee or its Affiliates, to the extent such service was credited under the corresponding plan or plans maintained by Transferor or its Affiliates;

          (iii) not subject any Hired Employee to any limitations regarding benefits for pre-existing conditions (except to the extent applicable under the corresponding benefit plan of Transferor or its Affiliates prior to the date hereof);

          (iv) give each Hired Employee credit for accrued vacation time to the same extent as Transferee's and its Affiliates' similarly situated employees (taking into account such Hired Employee's past service with Transferor or its Affiliates (including past service with any prior owner or operator of a System)); provided that Transferor or its Affiliates shall pay to such Hired Employee, promptly after the date hereof, an amount equal to the excess, if any, of the value of the vacation time credited to such Hired Employee by Transferee or its Affiliates as of January 1, 2001, over the vacation time that would have been accrued by such employee as of January 1, 2001, as an employee of Transferor or its Affiliates, had the transactions contemplated herein not occurred; and

     (e) Adelphia or its Affiliates shall promptly pay to each Adelphia Designated Employee who is a Hired Employee the value of such Hired Employee's accrued sick days as of December 31, 2000, which could have been carried over under Adelphia's sick day policy to subsequent years had the transactions contemplated herein not occurred.

     (f) Transferor will retain full responsibility and liability for offering and providing "continuation coverage" of any "qualified beneficiary" who was, immediately prior to the date hereof, covered by a "group health plan" sponsored or contributed to by Transferor or its Affiliates and who has experienced a "qualifying event" or is receiving "continuation coverage" through and including the date hereof. Transferee and its Affiliates have not taken and will not take any actions that would alter its medical or dental plans from the provisions in effect immediately prior to the date hereof in a manner that would provide incentive for Hired Employees to elect continuation coverage under Transferor's or its Affiliates' medical or dental plans in lieu of coverage under its medical or dental plans, unless such modifications will apply equally to the Hired Employees and other employees covered by Transferee's and its Affiliates' medical and dental plans. As used in this Section 3.01(i), "continuation coverage," "qualified beneficiary," "group health plan," and "qualifying event" all will have the meanings given such terms under Code Section 4980B.

     (g) As soon as practicable after the date hereof, each Transferor shall cause each of its former Business Employees who was employed, prior to the date hereof, by Transferor or its Affiliates and who becomes a Hired Employee of Transferee or its Affiliates, to be permitted to elect to receive a distribution of the full account balances of such former Business Employee under any Code
Section 401(k) plan maintained by such Transferor, and the Transferee or its Affiliates shall in each case permit to the extent allowed by Code Section 402(c) the Hired Employee to roll over any amounts so distributed in cash into a Code Section 401(k) plan maintained by the Transferee or its Affiliates.

     (h) If Transferee or its Affiliates discharge any Hired Employee without "cause" (as defined in the applicable severance plan) within six months after the date hereof and such Hired Employee would have been entitled to severance pursuant to Transferor's or its Affiliates' severance plan if such Hired Employee had been discharged without "cause" by Transferor or its Affiliates prior to the date hereof, then Transferee or its Affiliates will pay severance benefits to such Hired Employee equal to the amount payable to such Hired Employee under Transferee's or its Affiliates' severance plan, if any, counting the period of employment with both Transferee, Transferor and their respective Affiliates for purposes of calculating such benefits.

     (i) Each of the Comcast Entities and the Adelphia Entities agrees to cooperate with the other Parties and to exchange all information required to implement the provisions of this Section 3.01.

     (j) Nothing in this Section 3.01 or elsewhere in this Agreement will be deemed to make any employee of the Parties a third party beneficiary of this Agreement.

     (k) For purposes hereof, the Comcast LLCs are Affiliates of Comcast prior to the Closing and Affiliates of Adelphia following the Closing.

     SECTION 3.02. Use of Names and Logos. For a period of 90 days after Closing, each Transferee will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the related Transferor to the extent incorporated in or on the Assets it receives (collectively, the "Proprietary Rights"); provided that (i) each Transferee acknowledges that the Proprietary Rights belong to such Transferor, and that Transferee acquires no rights therein during or pursuant to such 90-day period;
(ii) all such Assets will be used in a manner consistent with the use made by the Transferor of such Assets prior to Closing; and (iii) each Transferee will exercise reasonable efforts to remove all Proprietary Rights from the Assets it receives as soon as reasonably practicable following Closing. Notwithstanding the foregoing, a Transferee will not be required to remove or discontinue using any such Proprietary Rights that are affixed to converters or other items located in customer homes or properties such that prompt removal is impracticable for Transferee; provided that such Proprietary Rights will be removed or discontinued promptly upon the return of such converters or other items to Transferee's possession. The Comcast LLCs will be treated as Transferees for purposes of the foregoing.

     SECTION 3.03. Transfer Laws. Each of the Comcast Entities and the Adelphia Entities waives compliance by all other Parties with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

     SECTION 3.04. Further Assurances. After Closing, each of Comcast and Adelphia, at the request of the other, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out or evidence the terms of this Agreement and to vest in the Transferee (or in the case of the Comcast Entities as Transferor, in the Comcast LLCs) good and marketable title to the Assets. Without limiting the generality of the foregoing, each of the Comcast Entities and the Adelphia Entities will take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code and will adhere to Section 1060 of the Code relating to allocations.
Section 3.05 . Use Of Qualified Intermediaries.

     (a) The Comcast Entities and the Adelphia Entities each desire to exchange the Comcast Assets and the Adelphia Assets in a 1031 Exchange and to have the flexibility to effectuate such 1031 Exchange with one or more "qualified intermediaries," as defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations.

     (b) To facilitate the completion of such 1031 Exchanges, concurrently with, or, with respect to receipt of the Capacity Adjustment, subsequent to the execution of this Agreement, each of the Comcast Entities or the Adelphia Entities, as the case may be, may be assigning or may assign, as the case may be, to one or more qualified intermediaries: (i) its rights and obligations (including any and all rights under this Agreement) with respect to the transfer of all or a portion of its Assets (to be treated as "relinquished property," as defined in Section 1.1031(k)-1(a) of the Treasury Regulations, in connection with one or more such 1031 Exchanges) and/or (ii) its respective rights to receive all or a portion of the Assets it is to receive (to be treated as "replacement property," as defined in Section 1.1031(k)-1(a) of the Treasury Regulations, in connection with one or more such 1031 Exchanges) and any applicable Capacity Adjustment or Gateway Payment.

     (c) (i) No party is assuming any responsibility for the tax consequences to any other party arising out of such 1031 Exchanges; (ii) if a party is assigning any portion of this Agreement to a qualified intermediary, any consents or approvals required by this Agreement to be obtained by such party from another shall have been obtained from the other to the same extent as if the assigning party had never assigned this Agreement to the qualified intermediary, and any notices to be given to the assigning party shall have been given to the assigning party to the same extent as if the assigning party had never assigned this Agreement to the qualified intermediary; and (iii) assignment(s) by a party to a qualified intermediary do not limit or modify any obligations or liabilities of any party set forth in this Agreement, and, notwithstanding any such assignment(s), the assigning party remains directly and primarily bound by all representations, warranties and covenants contained in this Agreement and all remedies related thereto to the same extent as if such party had never assigned this Agreement to a qualified intermediary.

     (d) Without limiting the generality of the foregoing, to implement such 1031 Exchanges, each of the Comcast Entities and the Adelphia Entities may be entering or may have entered into a written contract with a qualified intermediary pursuant to which: (i) the qualified intermediary is agreeing or agreed to acquire all or a portion of the Comcast or Adelphia Assets from such Comcast Entity or Adelphia Entity and transfer all or a portion of the Comcast or Adelphia Assets to the applicable Adelphia Entity or Comcast Entity, as the case may be, and to acquire and transfer to such party replacement property designated by such Comcast Entity or Adelphia Entity in accordance with Section 1.1031(k)-1(g)(4)(iii)(B) of the Treasury Regulations under Section 1031 of the Code; (ii) this Agreement is being assigned to the qualified intermediary concurrently with the execution of this Agreement; and (iii) concurrently with the execution of this Agreement, the qualified intermediary is directing such Comcast Entity or Adelphia Entity to directly transfer the Comcast or Adelphia Assets, as the case may be, to the applicable Adelphia Entity or Comcast Entity, as the case may be, and after consummation of the transactions contemplated by this Section, the qualified intermediary will reassign the Agreement to the original party.

     (e) If any Comcast Entity or Adelphia Entity is assigning to a qualified intermediary its rights and obligations under this Agreement to dispose of the relinquished property and/or to acquire the replacement property, such party's Parent has notified the other of its intent to do so and has furnished to the other a copy of the form of applicable assignment within five (5) days prior to the date hereof.

     (f) The Adelphia Entities and the Comcast Entities may be assigning to a qualified intermediary one or more agreements ("Other Relinquished Property Agreements") to dispose of assets other than those which are the subject of this Agreement to one or more parties other than the Comcast Entities or the Adelphia Entities. Each of the Adelphia Entities and the Comcast Entities acknowledges that the proceeds received by such qualified intermediary may be

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

used to purchase a portion of the Comcast or Adelphia Assets, as the case may be. The Adelphia Entities' and Comcast Entities' intention in connection with any such assignment of Other Relinquished Property Agreements to a qualified intermediary is to cause all or a portion of proceeds from the sale of the assets subject to the Other Relinquished Property Agreements to be used by the qualified intermediary to purchase a portion of the Comcast or Adelphia Assets, as the case may be, pursuant to a like-kind exchange under Section 1031 of the Code.

     (g) The Comcast Entities and the Adelphia Entities may be assigning to a qualified intermediary one or more agreements ("Other Replacement Property Agreements") to acquire assets other than those which are subject to this Agreement from one or more parties other than Adelphia Entities or Comcast Entities. Each of the Comcast Entities and the Adelphia Entities acknowledges that any cash proceeds received by any such qualified intermediary from the disposition of the Comcast Assets or the Adelphia Assets, as the case may be, may be used to acquire the property which is the subject of one or more Other Replacement Property Agreements pursuant to a like-kind exchange under Section 1031 of the Code.

     (h) Unless the context otherwise requires, "Comcast Party" and "Comcast Entity" as used in this Section 3.05 shall not include the Comcast LLCs.

     (i) Each of the Adelphia Parties hereby appoints Adelphia as its agent to execute any agreements or instruments in connection with the assignment by one or more of the Comcast Entities of its rights and obligations hereunder to a qualified intermediary and any transactions or other matters in connection therewith.

                                   ARTICLE 4
                    COMCAST'S REPRESENTATIONS AND WARRANTIES

     Each of the Comcast Entities (but not the Comcast LLCs) represents and warrants to the Adelphia Entities as at the Closing Date, as follows:

     SECTION 4.01 . Organization and Qualification of Comcast. Each of the Comcast Entities is a corporation, limited partnership or a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate, limited partnership or limited liability company power and authority to own and lease the Comcast Assets owned or leased by it and to conduct its activities as such activities are currently conducted. Each of the Comcast Entities is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership or leasing of the Comcast Assets or the nature of its activities in connection with the Comcast Systems makes such qualification necessary, with

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only such exceptions as would not, individually or in the aggregate, result in a
Material Adverse Effect.

     SECTION 4.02. Authority. Each of the applicable Comcast Entities has all requisite corporate, limited partnership or limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby by each applicable Comcast Entity have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action on the part of each such Comcast Entity. Each of this Agreement and the Transaction Documents has been duly and validly executed and delivered by each applicable Comcast Entity and is a valid and binding obligation of each such Comcast Entity which is a party, enforceable against each such Comcast Entity in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

     SECTION 4.03. No Conflicts; Required Consents. Except as described on
Schedule 4.03 or 4.26, and subject to compliance with the HSR Act, the execution, delivery and performance by each applicable Comcast Entity of this Agreement and the Transaction Documents to which it is a party do not and will not: (i) conflict with or violate any provision of the organizational documents of such Comcast Entity; (ii) violate any provision of any Legal Requirement;
(iii) without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof, conflict with, violate, result in a breach of, constitute a default under or give rise to any third party's right(s) of first refusal or right of cancellation or termination, or accelerate or permit the acceleration of the performance required by, or otherwise adversely affect the rights or obligations of any Comcast Entity under, any Comcast Systems Contract, Comcast Systems Franchise or Comcast Systems License; (iv) result in the creation or imposition of any Lien against or upon any of the Comcast Assets other than a Permitted Lien; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, in the case of clauses (ii), (iii), (iv) and (v) with only such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated hereby.

     SECTION 4.04. Assets, Title, Condition, and Sufficiency. (a) The Comcast LLCs have good, marketable and indefeasible title to all of the material Comcast Assets (other than Comcast Assets that are leased), and all material Comcast Assets are free and clear of all Liens, except Permitted Liens. The Comcast LLCs have valid leasehold interests in all leased Comcast Assets. Schedule 2.01(b)(i)(A) lists all material Comcast Tangible Personal Property. Schedule

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2.01(b)(ii)(A) lists all material Comcast Owned Property and Comcast Real
Property Interests. Except as described on Schedule 2.01(b)(i)(A), the Comcast Tangible Personal Property and improvements on Comcast Owned Property and Comcast Leased Property have no material defect, are in good operating condition and repair, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

     (b) Except for items included in the Comcast Excluded Assets, (i) the Comcast Assets are all of the assets of the Comcast Entities or their Affiliates owned, used or held for use primarily in connection with the Comcast Systems and
(ii) together with the Adelphia Transitional Services, the right, title and interest in the Comcast Assets held by the Comcast LLCs at Closing will be sufficient to permit the Comcast LLCs to operate the Comcast Systems substantially as they are being operated and in compliance with all material applicable Legal Requirements and contractual requirements, and to enable performance of all of the Adelphia Assumed Liabilities.

     (c) There are no developments affecting any of the material Comcast Assets pending or, to Comcast's knowledge threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Comcast Assets.

     Section 4.05. Comcast Systems Franchises, Systems Licenses, Systems Contracts, Owned Property and Real Property Interests. (a) Except as described on Schedules 2.01(b)(ii)(A), (iii)(A), (iv)(A), (v)(A) or 2.01(c)(i) and except for the Comcast Excluded Assets, no Comcast Entity is bound or affected by any of the following that relate wholly or primarily to the Comcast Assets or the Comcast Systems: (i) leases of real or material personal property; (ii) franchises, and similar authorizations or permits for the construction or operation of cable television systems, or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or, to the extent material, any other Governmental Authority; (iv)material crossing agreements, easements, rights of way or access agreements; (v)pole line or joint line agreements or underground conduit agreements; (vi) bulk service, commercial service or multiple-dwelling unit service or access agreements (other than customary subscription agreements to provide cable service with respect to commercial accounts and customary non-bulk-billed access agreements); (vii) system specific programming agreements or signal supply agreements; (viii) any agreement with the FCC or any other Governmental Authority relating to the operation or construction of the Comcast Systems that are not fully reflected in the Comcast Systems Franchises, or any agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on any of the Comcast Systems; (ix) commercial leased access agreements or capacity license agreements; (x) any partnership, joint venture or other similar agreement

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

or arrangement; (xi) any agreement that limits the freedom of the Comcast Systems to compete in any line of business or with any Person or in any area or which would so limit the freedom of any of the Adelphia Entities after the Closing Date; (xii) any must-carry elections or retransmission consents relating to the Comcast Systems or Assets; (xiii) any advertising interconnect agreement;
(xiv) any agreement with any employee of the Comcast Systems; (xv) any Contract granting any Person the right to use any portion of the Comcast Systems' cable plant included within the Comcast Assets; (xvi)any Contract that is not the subject matter of any other clause of this Section 4.05(a) that will remain effective for more than one year after Closing or (xvii) any Contract other than those described in any other clause of this Section 4.05(a) which individually provides for payments by or to any Comcast Entity in any twelve-month period exceeding $100,000 individually or is otherwise material to the Comcast Systems. Except for the facilities agreements with Teleport Communications Group, Inc. which are set forth on Schedule 2.01(b)(v)(A) and the Excluded Assets, no Comcast Entity is bound or affected by any of the following that relate wholly or primarily to the Comcast Assets or the Comcast Systems: (i) any contract with ServiceCo LLC, PowerLink or Excite@Home or any of their respective Affiliates or
(ii) except for customary contracts with internet service Subscribers, any Contract providing for the use of Comcast Assets to provide, or for the provision by the Comcast Systems of, telephone or high speed data services.

     (b) Comcast has provided to Adelphia true and complete copies of each of the contracts and agreements set forth in Schedules 2.01(b)(ii)(A), (iii)(A),
(iv)(A) and (v)(A) (together with any notices alleging continuing non-compliance with the requirements of any such contract or agreement, and including in each case any amendments thereto, and in the case of oral contracts and agreements, true and complete written summaries thereof) and of each document evidencing or insuring any Comcast Entity's ownership of the Comcast Owned Property. Except as described in Schedule 4.05(b): (i) the Comcast Entities are in compliance in all material respects with each of the Material Comcast Contracts; (ii) each of the Comcast Entities has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its respective material obligations under each of the Material Comcast Contracts to which it is a party; (iii) there has not occurred any material default (without regard to lapse of time or to the giving of notice, or both) by a Comcast Entity and, to the knowledge of Comcast, there has not occurred any material default (without regard to lapse of time or the giving of notice, or both) by any Person, under any of the Material Comcast Contracts; and (iv) the Material Comcast Contracts are valid and binding agreements and are in full force and effect.

     (c) Schedule 4.05(c) lists the date on which each Comcast Systems Franchise will expire. There are no applications relating to any Comcast Systems Franchise or Comcast Systems Licenses pending before any Governmental Authority that are material to any of such Comcast Systems. No Comcast Entity has received, nor does any Comcast Entity have notice that it will receive, from

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

any Governmental Authority a preliminary assessment that a Comcast Systems Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act. No Comcast Entity or any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a Comcast Systems Franchise as provided in Section 626(c)(1) of the Communications Act. The Comcast Entities have timely filed notices of renewal in accordance with the Communications Act with all Governmental Authorities with respect to each Comcast Systems Franchise expiring within 36 months of the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. To Comcast's knowledge, there exist no facts or circumstances that make it likely that any Comcast Systems Franchise will not be renewed or extended on commercially reasonable terms. As of the date hereof, no Governmental Authority has commenced, or given notice that it intends to commence, a proceeding to revoke or suspend a Comcast Systems Franchise.

     SECTION 4.06 . Employee Benefits. "Comcast Plans" shall mean each employee benefit plan or arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multi-employer plan (as defined in Section 3(37) of ERISA), in which any Comcast System Employees (as defined in Section 4.15) participate. The Comcast Plans are set forth in
Schedule 4.06. None of the Comcast Entities, any of their ERISA Affiliates, any Comcast Plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or to the knowledge of Comcast, any Comcast Plan that is a multi-employer plan (as defined in Section 3(37) of ERISA) is in material violation of any provision of ERISA with respect to a Comcast Plan. No material "reportable event" (as defined in Section 4043(c)(1), (2), (3), (5), (6), (7),
(10) and (13) of ERISA), "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et. seq. of ERISA) has occurred or exists and is continuing with respect to any Comcast Plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or to the knowledge of Comcast, any Comcast Plan that is a multi-employer plan (as defined in Section 3(37) of ERISA). After the date hereof, none of the Adelphia Entities or any of their respective ERISA Affiliates will be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue or contribute to any Comcast Plan currently or in the past maintained or contributed to by any Comcast Entity or any of their current or former ERISA Affiliates. Since December 31, 1999 there has been no change in the Comcast Plans or level of compensation provided Comcast System Employees that would materially increase the cost of operating the Comcast Systems.

     SECTION 4.07 . Litigation. Except as set forth in Schedule 4.07: (i) there is no Litigation pending or, to Comcast's knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal, against any Comcast Entity and (ii) there is no Judgment requiring any Comcast Entity to take any action of any kind with respect to the Comcast Assets or the operation of the

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

Comcast Systems, or to which any Comcast Entity (with respect to the Comcast Systems), the Comcast Systems or the Comcast Assets are subject or by which they are bound or affected, in either case, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated hereby.

     SECTION 4.08. Cable Operations. Except as described on Schedule 4.08 and other than SMATV system operators and direct broadcast satellite service providers, no Person, other than the Transferors, is providing wireline cable television services or multipoint multichannel distribution service or other multichannel video programming services or, to the knowledge of Comcast, intending to provide any such services in the Comcast Service Areas. Except as described in Schedule 4.08, no Person, other than the Transferors, has been granted or, to the knowledge of Comcast, has a current application pending for a franchise or other operating authority for a wireline cable television franchise or open video system in any of the communities or unincorporated areas presently served by the Comcast Systems.

     SECTION 4.09. Tax Returns; Other Reports. With respect to the Comcast Systems, the Comcast Entities have timely filed in proper form all federal, state, local and foreign tax returns and other reports required to be filed, and have timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure to file or pay which could have affected or resulted in the imposition of a Lien upon the Comcast Assets, except such amounts as are being contested diligently and in good faith and for which appropriate reserves have been established. No Comcast Entity has received notice of, and Comcast has no knowledge of, any deficiency or assessment or proposed deficiency or assessment from any Governmental Authority which could have affected or resulted in the imposition of a Lien upon the Comcast Assets. Except as described on Schedule 4.09, there are no pending or ongoing property, sales and use, or franchise fee or tax audits relating to the Comcast Systems, and no Comcast Entity has received any property, sales and use, or franchise fee or tax audit notice with respect thereto.

     SECTION 4.10. Comcast Systems Information. Schedule 4.10 sets forth a true and complete description in all material respects of the following information:

     (a) as of September 30, 2000, for each Comcast System the approximate number of miles of plant, aerial and underground and the technical capacity of such plant expressed in MHZ, included in such Comcast System;

     (b) as of the date set forth on such Schedule (which shall be no earlier than September 30, 2000), the number of cable television Subscribers served by each of the Comcast Systems, determined in accordance with past practice for each such System; provided that bulk-billed and other accounts not billed by

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

individual unit shall be equivalatized in accordance with past practice for each such System;

     (c) as of the date set forth on such Schedule (which shall be no earlier than September 30, 2000) a description of basic and optional or tier services available from each of the Comcast Systems on a headend-by-headend basis and the rates charged by the applicable Comcast Entity for each;

     (d) the stations and signals carried by each of the Comcast Systems and the channel position of each such signal and station;

     (e) the municipalities served by each of the Comcast Systems;

     (f) the channel capacity of each of the Comcast Systems; and

     (g) the rate increases instituted by each of the Comcast Systems in the previous 12 months ending on the date of this Agreement.

     SECTION 4.11 . Compliance with Legal Requirements. (a) Except as set forth in Schedule 4.11 and except with respect to those matters covered by Sections 4.11(b), (c), (d) and (e), which matters are covered exclusively by such sections, the operation of the Comcast Systems has not violated or infringed, and does not violate or infringe, in any material respect any Legal Requirement. No Comcast Entity has received notice or has knowledge of any violation by a Comcast Entity or the Comcast Systems of any material Legal Requirement applicable to the operation of the Comcast Systems.

     (b) Except as set forth in Schedule 4.11, and subject to the limitations set forth in Sections 4.11(d) and (e), with respect to the Comcast Systems, each Comcast Entity has been and is in compliance in all material respects with the Communications Act and the Cable Act, including requirements of those Acts specifically referred to herein; there have been submitted to the FCC all material required filings, including cable television registration statements, annual reports and aeronautical frequency usage notices, to utilize all frequencies currently used in the frequency bands 108-137 and 225-400 MHZ in the manner currently used that are required under the rules and regulations of the FCC; the operation of the Comcast Systems has been and is in material compliance with the rules and regulations of the FCC, and no Comcast Entity has received notice from the FCC of any violation of its rules and regulations with respect to the Comcast Systems; each Comcast Entity is and since 1992 has been with respect to the Comcast Systems certified as in compliance with the FCC's equal employment opportunity ("EEO") rules and has received no written notices with respect to non-compliance with EEO rules; the Comcast Systems are in compliance with all signal leakage criteria prescribed by the FCC; each Comcast Entity has filed all FCC Forms 320 for the Comcast Systems for the last two reporting periods, and all such Forms 320 show "passing" or "satisfactory" signal leakage scores; for each semi-annual reporting period since 1997-1; each Comcast Entity has filed

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

with the United States Copyright Office all required Statements of Account in proper form, and has paid when due all required copyright royalty fee payments, relating to the Comcast Systems' carriage of television and radio broadcast signals; and each Comcast Entity is otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office. Comcast has provided to Adelphia true and complete copies of all reports and filings for the past year, made or filed pursuant to FCC and Copyright Office rules and regulations by the Comcast Entities with respect to the Comcast Systems and will provide to Adelphia, upon Adelphia's request, all other past reports and filings made or filed pursuant to FCC and Copyright Office rules and regulations by the Comcast Entities with respect to the Comcast Systems within the past five (5) years. The Comcast Entities hold all licenses, registrations or permits from the FCC for business radio, satellite earth receiving facilities and CARS or private operational fixed service microwave facilities, that are necessary or appropriate to carry on the business of the Comcast Systems as conducted on the date hereof. Each of the Comcast Systems Licenses is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner. Each Comcast System has provided all required Subscriber privacy notices to new Subscribers at the time of installation and to all Subscribers on an annual basis, and the Comcast Systems have taken commercially reasonable steps to prevent unauthorized access to personally identifiable information. Each Comcast System has provided all customer notices required by the Cable Act, including customer service, notices of availability of basic service, and equipment compatibility. All notifications to the FAA have been made with respect to the antenna structures which are being used in connection with the operation of the Comcast Systems, and all such antenna structures that require registration with the FCC have been so registered by Comcast. No Comcast Entity has received any request for commercial leased access with respect to the Comcast Systems within the past 120 days, except for those requests set forth in
Schedule 4.11(b). There are no complaints or other proceedings instituted before the FCC concerning commercial leased access, program access, or any other aspect of the Comcast Systems' operations.

     (c) Except as provided in Schedule 4.11, with respect to the Comcast Systems, the Comcast Entities are and have been in compliance in all material respects with the must carry and retransmission consent provisions of the Cable Act, including, (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) to the extent required, duly and timely notifying non-commercial educational stations of the location of the cable system's principal head-end, (iii) duly and timely notifying Subscribers of the channel alignment on the Comcast Systems, (iv) duly and timely notifying "local commercial and noncommercial television stations" of the broadcast signals carried on the Comcast Systems and their channel positions, if applicable, (v) maintaining the requisite public file identifying broadcast signal carriage,
(vi) carrying the broadcast signals after

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

January 1, 2000, on the Comcast Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations," (vii) complying with applicable channel placement obligations, and (viii) obtaining retransmission consent for all commercial broadcast signals carried on the Comcast Systems after January 1, 1997, except for the signals carried pursuant to a must carry election. No oral or written notices have been received from the FCC, the United States Copyright Office, any local or other television station or system or from any other person or entity, station or Governmental Authority claiming to have a right of objection challenging or questioning the right of the Comcast Systems to carry or furnish, or not to carry or furnish, any of the signals or any other station or service to any Subscriber. Except as provided in Schedule 4.11, no Comcast Entity has received with respect to any of the Comcast Systems any notification of any petition or submission that is currently pending before the FCC to modify any television market or for a waiver of any rules or regulations of the FCC as they apply to such Comcast System. Each Comcast Entity has complied with all written requests it has received for network nonduplication, syndicated exclusivity, and sports blackout protection which are applicable to the Comcast Systems.

     (d) Each Comcast Entity has used commercially reasonable efforts to establish rates charged and a la carte packages provided to Subscribers of the Comcast Systems, effective as of September 2, 1993, that would be allowable under the Cable Act. Notwithstanding the foregoing, the Comcast Entities make no representation or warranty that the rates charged to Subscribers would be allowable under any rules or regulations of the FCC or any authoritative interpretation thereof promulgated after the date of Closing. Comcast has provided to Adelphia true and complete copies of all rate Forms (and any associated Forms 1200, any successive Forms 1210, and Forms 1205 filed within the one year period immediately preceding the date of this Agreement) that have been prepared with respect to the Comcast Systems, copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to Subscribers of the Comcast Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by the Comcast Entities with respect to the Comcast Systems.
Schedule 4.11(d) sets forth a list of (i) all pending complaints with respect to any rates which have been filed with the FCC for the Comcast Systems and (ii) those franchising authorities that have been certified upon filing FCC Form 328 or have filed FCC Form 328 with the FCC for certification to regulate any of the Comcast Systems' rates. Except as set forth in Schedule 4.11(d), each Comcast System is operating pursuant to a valid franchise or similar authorization or permit issued by the appropriate Governmental Authority in every market in which such System is supplying cable television service.

     (e) Each Comcast Entity has used commercially reasonable efforts to comply in all material respects with any customer service standards applicable to it with respect to the Comcast Systems. The Comcast Entities have received no

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

written notice with respect to the Comcast Systems from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and no Comcast Entity has agreed with any Governmental Authority to establish customer service standards in respect of the Comcast Systems that exceed the FCC standards promulgated pursuant to the Cable Act.

     SECTION 4.12. Real Property. Schedule 2.01(b)(ii)(A) sets forth all leases included in the Comcast Real Property Interests ("Comcast Leases") and all ownership interests in real property included in the Comcast Owned Property. The Comcast Owned Property and Comcast Real Property Interests include all leases, fee interests, material easements, material access agreements and other material real property interests necessary to operate the Comcast Systems as currently conducted. The current use and occupancy of all Comcast Owned Property and the Comcast Leased Property do not constitute nonconforming uses under any applicable Legal Requirement in the nature of a zoning law or ordinance. Each parcel of Comcast Owned Property and, to Comcast's knowledge, each parcel of Comcast Leased Property has access to and over public streets, or private streets or property for which the applicable Comcast Entity has a valid right of ingress and egress, (ii) conforms in its current use, occupancy and operation to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (iii) conforms in its use, occupancy and operation to all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel. Each Person upon, under or across whose property any of the Comcast Assets are located, maintained, installed or operated (other than drop lines to customer dwellings) has granted to the applicable Comcast Entity such easements, licenses or rights of way as are necessary for the location, maintenance, installation and operation of such Comcast Assets upon, under or across such property, except where the failure to have any such easements, licenses or rights of way would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.13. Financial Statements. Comcast has provided to Adelphia financial statements for the Comcast Systems consisting of balance sheets and statements of operations as of and for the 12 months ended December 31, 1999 and as of and for the nine months ended September 30, 2000 (the "Comcast Systems Financial Statements"). The Comcast Systems Financial Statements are management reports that fairly present in accordance with GAAP, except for the absence of footnotes, in all material respects, such Comcast Systems' financial position, and results of operations as of the dates and for the periods indicated, subject to normal adjustments, allocations and accruals (none of which will be material to the financial position or operating results of the Systems) and exclusive of the final allocation of Comcast's purchase price to acquire Systems. Such purchase price allocations would primarily affect franchise costs, property and equipment, depreciation and amortization.

     SECTION 4.14. Interim Operation of Systems. Except as set forth on
Schedule 4.14, since May 25, 1999

     (a) there has been no Material Adverse Effect with respect to the Comcast Assets, the Comcast Entities or the Comcast Systems;

     (b) neither the Comcast Assets nor the financial condition or operations of the Comcast Systems have been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise;

     (c) the Comcast Entities have, with respect to the Comcast Systems, made capital expenditures in the ordinary course consistent with past practices;

     (d) each of the Comcast Entities has with respect to its Systems and
Assets:

          (i) operated or caused to be operated its Systems only in the usual, regular and ordinary course and in accordance with applicable Legal Requirements (including commencing and continuing planned upgrades and rebuild of Systems, completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and continuing work on existing construction projects) and, to the extent consistent with such operation, (i) used its reasonable best efforts to preserve the business organization of its Systems intact, including preserving existing relationships with Governmental Authorities, suppliers, customers and others having business dealings with its Systems, (ii) used commercially reasonable efforts to keep available the services of its employees providing services in connection with its Systems, and (iii) continued normal marketing, advertising and promotional expenditures with respect to its Systems;

          (ii) maintained or caused to be maintained its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with past practices; and

          (iii) maintained inventory sufficient for the operation of its Systems, in the ordinary course of business for a period of at least 30 days; and

     (e) none of the Comcast Entities has, with respect to its Systems or
Assets:

          (i) engaged in any marketing, Subscriber installation or collection practices other than in the ordinary course of business except as set forth in Schedule 4.14(e)(i);

          (ii) except (x) for "staying" or "sticking" bonuses to induce such employees to remain with such Comcast Entity which have been paid for by such Comcast Entity on or prior to Closing or (y) as may be done in the ordinary course of business and consistent with past practices, granted or agreed to grant to any employee of the Systems any increase in (i) wages or bonuses or (ii) any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits; or

          (iii) sold, assigned, transferred or otherwise disposed of any of the Assets except in the ordinary course of business and except for (i) the disposition of obsolete or worn-out equipment, (ii) dispositions with respect to which such Assets are replaced with Assets of at least equal value and (iii) assignments and transfers carried out in order to transfer to the Comcast LLCs the Comcast Assets.

     SECTION 4.15. Employees. (a) There are no collective bargaining agreements applicable to any persons employed by any Comcast Entity or any of their respective Affiliates that primarily render services in connection with the Comcast Systems ("Comcast System Employees"), and no Comcast Entity or any of their respective Affiliates has any duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against any Comcast Entity or any of their respective Affiliates, or any demand for recognition, or any other request or demand from a labor organization for representative status, with respect to any Comcast System Employees.

     (b) Each Comcast Entity has, with respect to the Comcast System Employees, complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes. No Comcast Entity is a party to any material labor or employment dispute involving any of its employees who render services in connection with the Comcast Systems.

     (c) Except as described on Schedule 4.15(c), no Comcast Entity has employment agreements, either written or oral, with any Comcast System Employee, and none of the employment agreements listed on Schedule 4.15(c) require Adelphia to employ any person after the date hereof.

     (d) No Comcast Entity has a sick day policy (or its equivalent) that permits employees to carry over accrued sick days (or their equivalent) past the end of a calendar year.

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

     SECTION 4.16. Environmental. (a) No Comcast Entity has received any notice, notification, demand, request for information, citation, summons or order relating to any "Superfund" evaluation or investigation, and no Comcast Entity is the subject of any pending or, to Comcast's knowledge, threatened investigation, action, claim, suit, review, complaint, penalty or proceeding of any Governmental Authority or other Person with respect to (i) the Comcast Systems or the Comcast Assets, including the Comcast Owned Property or the Comcast Leased Property and any property previously owned, operated or leased by any Comcast Entity in connection with the Comcast Systems and (ii) relating to or arising out of any Environmental Law.

     (b) Except as disclosed on Schedule 4.16, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any Comcast Owned Property or Comcast Leased Property or other Comcast Asset.

     (c) Except as disclosed on Schedule 4.16, each Comcast Entity is in material compliance with all Environmental Laws, insofar as they relate to the Comcast Assets, the Comcast Owned Property or the Comcast Leased Property. Except as disclosed on Schedule 4.16, each Comcast Entity has been and is in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Comcast Systems or the Comcast Assets ("Comcast Environmental Permits"). Such Comcast Environmental Permits are valid and in full force and effect and are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. No Comcast Entity has received any notice of, has any knowledge of circumstances relating to, and there are no past events, facts, conditions, circumstances, activities, practices or incidents (including but not limited to the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the Comcast Assets, the Comcast Owned Property or the Comcast Leased Property), which could interfere with or prevent compliance with or which have resulted in or are reasonably likely to give rise to any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and in connection with the Comcast Systems or the Comcast Assets, including, without limitation, the Comcast Owned Property and the Comcast Leased Property. Except as disclosed on Schedule 4.16, no Comcast Owned Property or Comcast Leased Property nor any property to which Hazardous Substances located on or resulting from the use of any Comcast Asset, Comcast Owned Property or Comcast Leased Property or any property previously owned, leased or operated by any Comcast Entity in connection with the Comcast Systems have been transported is listed or, to Comcast's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on

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

any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

     (d) Except as disclosed on Schedule 4.16, no polychlorinated biphenyls, electromagnetic fields, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Comcast Owned Property or Comcast Leased Property or in any Comcast Asset.

     (e) Comcast has provided or made available to Adelphia copies of all environmental assessments, studies, audits, tests, reviews or other analyses of or relating to the Comcast Assets and/or Systems prior to the date hereof.

     (f) Except as disclosed on Schedule 4.16, none of the Comcast Owned Property or Comcast Leased Property is located in New Jersey or Connecticut.

     SECTION 4.17. Accounts Receivable. All of the accounts receivable that are the subject of the adjustments provided in Section 2.05 have arisen from bona fide transactions in the ordinary course of the business of the Comcast Systems, consistent with past practices.

     SECTION 4.18. Transactions with Affiliates. Except as set forth on Schedule 4.18, with respect to the Comcast Systems, no Comcast Party is a party to any Contract or any other arrangement of any kind whatsoever with any Affiliate.

     SECTION 4.19. System Intellectual Property Rights. There is no trademark, trade name, service mark, service name, logo or similar proprietary right owned, licensed, used or held for use by Comcast or any of its Affiliates primarily in the operation of the Comcast Systems.

     SECTION 4.20. Bonds. Schedule 4.20 contains a list of all franchise, construction, fidelity, performance or other bonds and copies of all letters of credit posted by any Comcast Entity or any of their respective Affiliates in connection with its Systems or its Assets.

     SECTION 4.21. Taxpayer Identification Number. The U.S. Taxpayer Identification Number of each Comcast Entity is as set forth in Schedule 4.21.

     SECTION 4.22. Undisclosed Material Liabilities. There are no liabilities of the Comcast Systems of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

     (a) the Comcast Excluded Liabilities;

     (b) the liabilities disclosed on Schedule 4.22;

     (c) the liabilities disclosed in the Comcast Systems Financial Statements or the notes thereto;

     (d) the liabilities arising in the ordinary course of business since September 30, 2000; and

     (e) other liabilities which, individually or in the aggregate, are not material to the Comcast Systems.

     SECTION 4.23. Insurance. All material Comcast Assets are covered by currently effective insurance policies in such types and amounts as are consistent with customary practices and standards in the cable television industry. Comcast does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. Except as set forth on Schedule 4.23, after the Closing the Comcast Entities shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     SECTION 4.24. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Comcast Systems have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.

     SECTION 4.25. Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Comcast Entity who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 4.26. Systems Options. Except as disclosed on Schedule 4.26, none of the Comcast Systems or any material Comcast Assets are subject to any purchase option, right of first refusal or similar arrangement which would be triggered by the transactions contemplated by this Agreement ("Comcast Systems Option"). All Comcast System Options have been waived in connection with the transactions contemplated by this Agreement.

     SECTION 4.27. Comcast Pole Audits. Schedule 4.27 lists and describes the results of any audits or investigations conducted by any of the parties to the pole attachment agreements for the Comcast Systems during the previous three (3) years. All fees due and payable under the pole attachment agreements for the Comcast Systems have been paid.

     SECTION 4.28. Inventory. The Comcast Assets include such amounts of inventory as are sufficient to operate the Comcast Systems in a manner consistent with past practice for a period not less than 30 days.

     SECTION 4.29. Internet Services. All assets that are part of a headend and that are used to provide internet services to Subscribers within the Comcast Systems are included in the Comcast Assets.

     SECTION 4.30. Telephony Assets. Except as set forth on Schedule 4.30, no residential telephony services are being provided by Comcast or its Affiliates in connection with or utilizing the Comcast Systems.

     SECTION 4.31. Capital Leases. There are no capital leases of real property included in the Comcast Assets.

     SECTION 4.32. Capitalization of the Comcast LLCs. The Comcast LLC
Interests constitute 100% of the equity interests in the Comcast LLCs. The Comcast LLC Interests have been duly authorized, validly issued and fully paid. Except as set forth in this Section, there are outstanding (a) no securities of the Comcast LLCs convertible into or exchangeable for equity interests of the Comcast LLCs, and (b) no options or other rights to acquire and no obligation of the Comcast LLCs to issue any equity interests.

     SECTION 4.33. Ownership of the Comcast LLC Interests. The Comcast Parties are the holders of record and the beneficial owners of 100% of the Comcast LLC Interests, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to sell, vote or otherwise dispose of the Comcast LLC Interests) and at the Closing the Comcast Parties will transfer and deliver to the Adelphia Parties valid title to the Comcast LLC Interests free and clear of any Lien and any such limitation or restriction.

     SECTION 4.34. Comcast LLC Assets and Liabilities. The Comcast New LLCs have no assets, and no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, in each case, other than the Comcast Assets and the Adelphia Assumed Liabilities. Except for such assets and liabilities as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the applicable Comcast Converted LLC, no Comcast Converted LLC has any assets, or any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, in each case, other than the Comcast Assets and the Adelphia Assumed Liabilities.

                                   ARTICLE 5
                    ADELPHIA'S REPRESENTATIONS AND WARRANTIES

     Each of the Adelphia Entities represent and warrant to the Comcast Entities as at the Closing Date, as follows:

     SECTION 5.01. Organization and Qualification of Adelphia. Each of the Adelphia Entities is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate, limited partnership or limited liability company power and authority to own and lease the Adelphia Assets owned or leased by it and to conduct its activities as such activities are currently conducted. Each of the Adelphia Entities is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership or leasing of the Adelphia Assets or the nature of its activities in connection with the Adelphia Systems makes such qualification necessary, with only such exceptions as would not, individually or in the aggregate, result in a Material Adverse Effect.

     SECTION 5.02. Authority. Each of the applicable Adelphia Entities has all requisite corporate, limited partnership or limited liability company power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby by each applicable Adelphia Entity have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action on the part of each such Adelphia Entity. Each of this Agreement and the Transaction Documents has been duly and validly executed and delivered by each applicable Adelphia Entity and is a valid and binding obligation of each such Adelphia Entity which is a party, enforceable against each such Adelphia Entity in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

     SECTION 5.03. No Conflicts; Required Consents. Except as described on Schedules 5.03 or 5.26, and subject to compliance with the HSR Act, the execution, delivery and performance by each applicable Adelphia Entity of this Agreement and the Transaction Documents to which it is a party do not and will not: (i) conflict with or violate any provision of the organizational documents of such Adelphia Entity; (ii) violate any provision of any Legal Requirement;
(iii) without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof, conflict with, violate, result in a breach of, constitute a default under or give rise to any third party's right(s) of first refusal or right of cancellation or termination, or accelerate or permit the acceleration of the

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

performance required by, or otherwise adversely affect the rights or obligations of any Adelphia Entity under, any Adelphia Systems Contract, Adelphia Systems Franchise or Adelphia Systems License; (iv) result in the creation or imposition of any Lien against or upon any of the Adelphia Assets other than a Permitted Lien; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, in the case of clauses (ii), (iii), (iv) and (v) with only such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated hereby.

     SECTION 5.04. Assets, Title, Condition, and Sufficiency. (a) The Adelphia Entities have good, marketable and indefeasible title to all of the material Adelphia Assets (other than Adelphia Assets that are leased), and all material Adelphia Assets are free and clear of all Liens, except Permitted Liens. The Adelphia Entities have valid leasehold interests in all leased Adelphia Assets.
Schedule 2.01(b)(i)(B) lists all material Adelphia Tangible Personal Property.
Schedule 2.01(b)(ii)(B) lists all material Adelphia Owned Property and Adelphia Real Property Interests. Except as described on Schedule 2.01(b)(i)(B), the Adelphia Tangible Personal Property and improvements on Adelphia Owned Property and Adelphia Leased Property have no material defect, are in good operating condition and repair, and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.

     (b) Except for items included in the Adelphia Excluded Assets, (i) the Adelphia Assets are all of the assets of the Adelphia Entities or their Affiliates owned, used or held for use primarily in connection with the Adelphia Systems, and (ii) together with the Comcast Transitional Services, the right, title and interest in the Adelphia Assets conveyed to the Comcast Entities at Closing will be sufficient to permit the Comcast Entities to operate the Adelphia Systems substantially as they are being operated and in compliance with all material applicable Legal Requirements and contractual requirements, and to enable performance of all of the Comcast Assumed Liabilities.

     (c) There are no developments affecting any of the material Adelphia Assets pending or, to Adelphia's knowledge threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Adelphia Assets.

     SECTION 5.05. Adelphia Systems Franchises, Systems Licenses, Systems Contracts, Owned Property and Real Property Interests. (a) Except as described on Schedules 2.01(b)(ii)(B), (iii)(B), (iv)(B) or (v)(B) or 2.01(c)(ii) and except for the Adelphia Excluded Assets, no Adelphia Entity is bound or affected by any of the following that relate wholly or primarily to the Adelphia Assets or the

Adelphia Systems: (i) leases of real or material personal property; (ii) franchises, and similar authorizations or permits for the construction or operation of cable television systems, or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or, to the extent material, any other Governmental Authority; (iv)material crossing agreements, easements, rights of way or access agreements; (v)pole line or joint line agreements or underground conduit agreements; (vi) bulk service, commercial service or multiple-dwelling unit service or access agreements (other than customary subscription agreements to provide cable service with respect to commercial accounts and customary non-bulk-billed access agreement); (vii) system specific programming agreements or signal supply agreements; (viii) any agreement with the FCC or any other Governmental Authority relating to the operation or construction of the Adelphia Systems that are not fully reflected in the Adelphia Systems Franchises, or any agreements with community groups or similar third parties restricting or limiting the types of programming that may be shown on any of the Adelphia Systems; (ix) commercial leased access agreements or capacity license agreements; (x) any partnership, joint venture or other similar agreement or arrangement; (xi) any agreement that limits the freedom of any of the Adelphia Systems to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Comcast Entities after the Closing Date; (xii) any must-carry elections or retransmission consents relating to the Adelphia Systems or Assets; (xiii)any advertising interconnect agreement; (xiv) any agreement with any employee of the Adelphia Systems; (xv) any Contract granting any Person the right to use any portion of the Adelphia Systems' cable plant included within the Adelphia Assets; (xvi) any Contract that is not the subject matter of any other clause of this Section 5.05(a) that will remain effective for more than one year after Closing; or (xvii) any Contract other than those described in any other clause of this Section 5.05(a) which individually provides for payments by or to any Adelphia Entity in any twelve-month period exceeding $100,000 individually or is otherwise material to the Adelphia Systems. Except for the facilities agreements with Adelphia Business Solution, Inc. and its Subsidiaries which are set forth on Schedule 2.01(b)(v)(B) and the Excluded Assets, no Adelphia Entity is bound or affected by any of the following that relate wholly or primarily to the Adelphia Assets or the Adelphia Systems: (i) any contract with ServiceCo LLC, PowerLink or Excite@Home or any of their respective Affiliates or (ii) except for customary contracts with internet service Subscribers, any Contract providing for the use of Adelphia Assets to provide, or for the provision by the Adelphia Systems of, telephone or high speed data services.

     (b) Adelphia has provided to Comcast true and complete copies of each of the contracts and agreements set forth in Schedules 2.01(b)(ii)(B), (iii)(B),
(iv)(B) and (v)(B) (together with any notices alleging continuing non-compliance with the requirements of any such contract or agreement, and including in each case any amendments thereto, and in the case of oral contracts and agreements, true and complete written summaries thereof) and of each document evidencing or insuring any Adelphia Entity's ownership of the Adelphia Owned Property. Except as described in Schedule 5.05(b): (i) the Adelphia Entities are in compliance in all material respects with each of the Material Adelphia Contracts; (ii) each of the Adelphia Entities has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its respective material obligations under each of the Material Adelphia Contracts to which it is a party; (iii) there has not occurred any material default (without regard to lapse of time or to the giving of notice, or both) by an Adelphia Entity and, to the knowledge of Adelphia, there has not occurred any material default by any Person, under any of the Material Adelphia Contracts; and (iv) the Material Adelphia Contracts are valid and binding agreements and are in full force and effect.

     (c) Schedule 5.05(c) lists the date on which each Adelphia Systems Franchise will expire. There are no applications relating to any Adelphia Systems Franchise or Adelphia Systems Licenses pending before any Governmental Authority that are material to any of such Adelphia Systems. No Adelphia Entity has received, nor does any Adelphia Entity have notice that it will receive, from any Governmental Authority a preliminary assessment that an Adelphia Systems Franchise should not be renewed as provided in Section 626(c)(1) of the Communications Act. No Adelphia Entity or any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of an Adelphia Systems Franchise as provided in Section 626(c)(1) of the Communications Act. The Adelphia Entities have timely filed notices of renewal in accordance with the Communications Act with all Governmental Authorities with respect to each Adelphia Systems Franchise expiring within 36 months of the date of this Agreement. Such notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act. To Adelphia's knowledge, there exist no facts or circumstances that make it likely that any Adelphia Systems Franchise will not be renewed or extended on commercially reasonable terms. As of the date hereof, no Governmental Authority has commenced, or given notice that it intends to commence, a proceeding to revoke or suspend an Adelphia Systems Franchise.

     Section 5.06. Employee Benefits. "Adelphia Plans" shall mean each employee benefit plan or arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multi-employer plan (as defined in Section 3(37) of ERISA), in which any Adelphia System Employees (as defined in Section 5.15) participate. The Adelphia Plans are set forth in
Schedule 5.06. None of the Adelphia Entities, any of their ERISA Affiliates, any Adelphia Plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or to the knowledge of Adelphia, any Adelphia Plan that is a multi-employer plan (as defined in Section 3(37) of ERISA) is in material violation of any provision of ERISA with respect to an Adelphia Plan. No material "reportable event" (as defined in Section 4043(c)(1), (2), (3), (5),
(6), (7), (10) and (13) of ERISA), "accumulated funding deficiency" (as defined in Section

302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et. seq. of ERISA) has occurred or exists and is continuing with respect to any Adelphia Plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or to the knowledge of Adelphia, any Adelphia Plan that is a multi-employer plan (as defined in Section 3(37) of ERISA). After the date hereof, none of the Comcast Entities or any of their respective ERISA Affiliates will be required, under ERISA, the Code or any collective bargaining agreement, to establish, maintain or continue or contribute to any Adelphia Plan currently or in the past maintained or contributed to by any Adelphia Entity or any of their current or former ERISA Affiliates. Since December 31, 1999 there has been no change in the Adelphia Plans or level of compensation provided Adelphia System Employees that would materially increase the cost of operating the Adelphia Systems.

     SECTION 5.07. Litigation. Except as set forth in Schedule 5.07: (i) there is no Litigation pending or, to Adelphia's knowledge, threatened, by or before any Governmental Authority or private arbitration tribunal, against any Adelphia Entity, and (ii) there is no Judgment requiring any Adelphia Entity to take any action of any kind with respect to the Adelphia Assets or the operation of the Adelphia Systems, or to which any Adelphia Entity (with respect to the Adelphia Systems), the Adelphia Systems or the Adelphia Assets are subject or by which they are bound or affected, in either case, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated hereby.

     SECTION 5.08. Cable Operations. Except as described on Schedule 5.08 and other than SMATV system operators and direct broadcast satellite service providers, no Person, other than the Transferors, is providing wireline cable television services or multipoint multichannel distribution service or other multichannel video programming services or, to the knowledge of Adelphia, intending to provide any such services in the Adelphia Service Areas. Except as described on Schedule 5.08, no Person, other than the Transferors, other than the Adelphia Entities has been granted or, to the knowledge of Adelphia, has a current application pending for a franchise or other operating authority for a wireline cable television franchise or open video system in any of the communities or unincorporated areas presently served by the Adelphia Systems.

     SECTION 5.09. Tax Returns; Other Reports. With respect to the Adelphia Systems, the Adelphia Entities have timely filed in proper form all federal, state, local and foreign tax returns and other reports required to be filed, and have timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure to file or pay which could have affected or resulted in the imposition of a Lien upon the Adelphia Assets, except such amounts as are being contested diligently and in good faith and for which appropriate reserves have been established. No Adelphia Entity has received notice of, and Adelphia has no knowledge of, any deficiency or assessment or proposed deficiency or assessment from any Governmental Authority which

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

could have affected or resulted in the imposition of a Lien upon the Adelphia Assets. Except as described on Schedule 5.09, there are no pending or ongoing property, sales and use, or franchise fee or tax audits relating to the Adelphia Systems, and no Adelphia Entity has received any property, sales and use, or franchise fee or tax audit notice with respect thereto.

     SECTION 5.10. Adelphia Systems Information. Schedule 5.10 sets forth a true and complete description in all material respects of the following information:

     (a) as of September 30, 2000, for each Adelphia System the approximate number of miles of plant, aerial and underground and the technical capacity of such plant expressed in MHZ, included in such Adelphia System;

     (b) as of the date set forth on such Schedule (which shall be no earlier than September 30, 2000), the number of cable television Subscribers served by each of the Adelphia Systems, determined in accordance with past practice for each such System; provided that bulk-billed and other accounts not billed by individual unit shall be equivalatized in accordance with past practice for each such System;

     (c) as of the date set forth on such Schedule (which shall be no earlier than September 30, 2000), a description of basic and optional or tier services available from each of the Adelphia Systems on a headend-by-headend basis and the rates charged by the applicable Adelphia Entity for each;

     (d) the stations and signals carried by each of the Adelphia Systems and the channel position of each such signal and station;

     (e) the municipalities served by each of the Adelphia Systems;

     (f) the channel capacity of each of the Adelphia Systems; and

     (g) the rate increases instituted by each of the Adelphia Systems in the previous 12 months ending on the date of this Agreement.

     SECTION 5.11. Compliance with Legal Requirements. (a) Except as set forth in Schedule 5.11, and except with respect to those matters covered by Sections 5.11(b), (c), (d) and (e), which matters are covered exclusively by such sections, the operation of the Adelphia Systems has not violated or infringed, and does not violate or infringe, in any material respect any Legal Requirement. No Adelphia Entity has received notice and has no knowledge of any violation by any Adelphia Entity or the Adelphia Systems of any material Legal Requirement applicable to the operation of the Adelphia Systems.

     (b) Except as set forth in Schedule 5.11, and subject to the limitations set forth in Sections 5.11(d) and (e): with respect to the Adelphia Systems, each

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Adelphia Entity has been and is in compliance in all material respects with the
Communications Act and the Cable Act, including requirements of those Acts specifically referred to herein; there have been submitted to the FCC all material required filings, including cable television registration statements, annual reports and aeronautical frequency usage notices, to utilize all frequencies currently used in the frequency bands 108-137 and 225-400 MHZ in the manner currently used that are required under the rules and regulations of the FCC; the operation of the Adelphia Systems has been and is in material compliance with the rules and regulations of the FCC, and no Adelphia Entity has received notice from the FCC of any violation of its rules and regulations with respect to the Adelphia Systems; each Adelphia Entity is and since 1992 has been with respect to the Adelphia Systems certified as in compliance with the FCC's EEO rules and has received no written notices with respect to non-compliance with EEO rules; the Adelphia Systems are in compliance with all signal leakage criteria prescribed by the FCC; each Adelphia Entity has filed all FCC Forms 320 for the Adelphia Systems for the last two reporting periods, and all such Forms 320 show "passing" or "satisfactory" signal leakage scores; for each semi-annual reporting period since 1997-1; each Adelphia Entity has filed with the United States Copyright Office all required Statements of Account in proper form, and has paid when due all required copyright royalty fee payments, relating to the Adelphia Systems' carriage of television and radio broadcast signals; and each Adelphia Entity is otherwise in compliance with the requirements of the compulsory copyright license described in Section 111 of the Copyright Act and with all applicable rules and regulations of the Copyright Office. Adelphia has provided to Comcast true and complete copies of all reports and filings for the past year, made or filed pursuant to FCC and Copyright Office rules and regulations by the Adelphia Entities with respect to the Adelphia Systems and will provide to Comcast, upon Comcast's request, all other past reports and filings made or filed pursuant to FCC and Copyright Office rules and regulations by the Adelphia Entities with respect to the Adelphia Systems within the past five (5) years. The Adelphia Entities hold all licenses, registrations or permits from the FCC for business radio, satellite earth receiving facilities and CARS or private operational fixed service microwave facilities, that are necessary or appropriate to carry on the business of the Adelphia Systems as conducted on the date hereof. Each of the Adelphia Systems Licenses is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner. Each Adelphia System has provided all required Subscriber privacy notices to new Subscribers at the time of installation and to all Subscribers on an annual basis, and the Adelphia Systems have taken commercially reasonable steps to prevent unauthorized access to personally identifiable information. Each Adelphia System has provided all customer notices required by the Cable Act, including customer service, notices of availability of basic service, and equipment compatibility. All notifications to the FAA have been made with respect to the antenna structures which are being used in connection with the operation of the Adelphia Systems, and all such antenna structures that require registration with the FCC have been so registered by Adelphia. No Adelphia Entity has received any request for commercial leased

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access with respect to the Adelphia Systems within the past 120 days, except for those requests set forth on Schedule 5.11(b). There are no complaints or other proceedings instituted before the FCC concerning commercial leased access, program access, or any other aspect of the Adelphia Systems' operations.

     (c) Except as provided in Schedule 5.11, with respect to the Adelphia Systems, the Adelphia Entities are and have been in compliance in all material respects with the must carry and retransmission consent provisions of the Cable Act, including, (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) to the extent required, duly and timely notifying non-commercial educational stations of the location of the cable system's principal head-end, (iii) duly and timely notifying Subscribers of the channel alignment on the Adelphia Systems, (iv) duly and timely notifying "local commercial and noncommercial television stations" of the broadcast signals carried on the Adelphia Systems and their channel positions, if applicable, (v) maintaining the requisite public file identifying broadcast signal carriage,
(vi) carrying the broadcast signals after January 1, 2000, on the Adelphia Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations," (vii) complying with applicable channel placement obligations, and (viii) obtaining retransmission consent for all commercial broadcast signals carried on the Adelphia Systems after January 1, 1997, except for the signals carried pursuant to a must carry election. No oral or written notices have been received from the FCC, the United States Copyright Office, any local or other television station or system or from any other person or entity, station or Governmental Authority claiming to have a right of objection challenging or questioning the right of the Adelphia Systems to carry or furnish, or not to carry or furnish, any of the signals or any other station or service to any Subscriber. Except as provided in
Schedule 5.11, no Adelphia Entity has received with respect to any of the Adelphia Systems any notification of any petition or submission that is currently pending before the FCC to modify any television market or for a waiver of any rules or regulations of the FCC as they apply to such Adelphia System. Each Adelphia Entity has complied with all written requests it has received for network nonduplication, syndicated exclusivity, and sports blackout protection which are applicable to the Adelphia Systems.

     (d) Each Adelphia Entity has used commercially reasonable efforts to establish rates charged and a la carte packages provided to Subscribers of the Adelphia Systems, effective as of September 2, 1993, that would be allowable under the Cable Act. Notwithstanding the foregoing, the Adelphia Entities make no representation or warranty that the rates charged to Subscribers would be allowable under any rules or regulations of the FCC or any authoritative interpretation thereof promulgated after the date of Closing. Adelphia has provided to Comcast true and complete copies of all rate Forms (and any associated Forms 1200, any successive Forms 1210, and Forms 1205 filed within the one year period immediately preceding the date of this Agreement) that have

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

been prepared with respect to the Comcast Systems, copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to Subscribers of the Adelphia Systems, and any other documentation supporting an exemption from the rate regulation provisions of the Cable Act claimed by the Adelphia Entities with respect to the Adelphia Systems.
Schedule 5.11(d) sets forth a list of (i) all pending complaints with respect to any rates which have been filed with the FCC for the Adelphia Systems and (ii) those franchising authorities that have been certified upon filing FCC Form 328 or have filed FCC Form 328 with the FCC for certification to regulate any of the Adelphia Systems' rates. Except as set forth in Schedule 5.11(d), each Adelphia System is operating pursuant to a valid franchise or similar authorization or permit issued by the appropriate Governmental Authority in every market in which such System is supplying cable television service.

     (e) Each Adelphia Entity has used commercially reasonable efforts to comply in all material respects with any customer service standards applicable to it with respect to the Adelphia Systems. The Adelphia Entities have received no written notice with respect to the Adelphia Systems from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Cable Act and no Adelphia Entity has agreed with any Governmental Authority to establish customer service standards in respect of the Adelphia Systems that exceed the FCC standards promulgated pursuant to the Cable Act.

     SECTION 5.12. Real Property. Schedule 2.01(b)(ii)(B) sets forth all leases included in the Adelphia Real Property Interests (the "Adelphia Leases") and all ownership interests in real property included in the Adelphia Owned Property. The Adelphia Owned Property and Adelphia Real Property Interests include all leases, fee interests, material easements, material access agreements and other material real property interests necessary to operate the Adelphia Systems as currently conducted. The current use and occupancy of all Adelphia Owned Property and the Adelphia Leased Property do not constitute nonconforming uses under any applicable Legal Requirement in the nature of a zoning law or ordinance. Each parcel of Adelphia Owned Property and, to Adelphia's knowledge, each parcel of Adelphia Leased Property has access to and over public streets, or private streets or property for which the applicable Adelphia Entity has a valid right of ingress and egress, (ii) conforms in its current use, occupancy and operation to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (iii) conforms in its use, occupancy and operation to all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel. Each Person upon, under or across whose property any of the Adelphia Assets are located, maintained, installed or operated (other than drop lines to customer dwellings) has granted to the applicable Adelphia Entity such easements, licenses or rights of way as are necessary for the location, maintenance, installation and operation of such Adelphia Assets upon, under or

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

across such property, except where the failure to have any such easements, licenses or rights of way would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 5.13. Financial Statements. Adelphia has provided to Comcast financial statements for the Adelphia Systems consisting of balance sheets and statements of operations as of and for the 12 months ended December 31, 1999 and as of and for the nine months ended September 30, 2000 (the "Adelphia Systems Financial Statements"). The Adelphia Systems Financial Statements are management reports that fairly present in accordance with GAAP except for the absence of footnotes, in all material respects, such Adelphia Systems' financial position, and results of operations as of the dates and for the periods indicated, subject to normal adjustments, allocations and accruals (none of which will be material to the financial position or operating results of the Systems).

     SECTION 5.14. Interim Operations of Systems. Except as set forth in
Schedule 5.14, since May 25, 1999

     (a) there has been no Material Adverse Effect with respect to the Adelphia Assets, the Adelphia Entities that are Transferors or the Adelphia Systems;

     (b) neither the Adelphia Assets nor the financial condition or operations of the Adelphia Systems have been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or public force or otherwise;

     (c) the Adelphia Entities have, with respect to the Adelphia Systems made capital expenditures in the ordinary course consistent with past practices;

     (d) each of the Adelphia Entities has with respect to its Systems and
Assets:

          (i) operated or caused to be operated its Systems only in the usual, regular and ordinary course and in accordance with applicable Legal Requirements (including commencing and continuing planned upgrades and rebuild of Systems, completing line extensions, placing conduit or cable in new developments, fulfilling installation requests and continuing work on existing construction projects) and, to the extent consistent with such operation, (i) used its reasonable best efforts to preserve the business organization of its Systems intact, including preserving existing relationships with Governmental Authorities, suppliers, customers and others having business dealings with its Systems, (ii) used commercially reasonable efforts to keep available the services of its employees providing services in connection with its Systems, and (iii) continued normal marketing, advertising and promotional expenditures with respect to its Systems;

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

          (ii) maintained or caused to be maintained its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with past practices; and

          (iii) maintained inventory sufficient for the operation of its Systems, in the ordinary course of business for a period of at least 30 days; and

     (e) none of the Adelphia Entities has, with respect to its Systems or
Assets:

          (i) engaged in any marketing, Subscriber installation or collection practices other than in the ordinary course of business except as set forth in Schedule 5.14(e)(i);

          (ii) except (x) for "staying" or "sticking" bonuses to induce such employees to remain with such Adelphia Entity which have been paid for by such Adelphia Entity on or prior to Closing or (y) as may be done in the ordinary course of business and consistent with past practices, granted or agreed to grant to any employee of the Systems any increase in (i) wages or bonuses or (ii) any severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits; or

          (iii) sold, assigned, transferred or otherwise disposed of any of the Assets except in the ordinary course of business and except for (i) the disposition of obsolete or worn-out equipment, or (ii) dispositions with respect to which such Assets are replaced with Assets of at least equal value.

     SECTION 5.15. Employees. (a) There are no collective bargaining agreements applicable to any persons employed by any Adelphia Entity or any of their respective Affiliates that primarily render services in connection with the Adelphia Systems ("Adelphia System Employees"), and no Adelphia Entity or any of their respective Affiliates has any duty to bargain with any labor organization with respect to any such persons. There are not pending any unfair labor practice charges against any Adelphia Entity or any of their respective Affiliates, or any demand for recognition, or any other request or demand from a labor organization for representative status, with respect to any Adelphia System Employees.

     (b) Each Adelphia Entity has, with respect to the Adelphia System Employees, complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including WARN, ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and

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disability discrimination, immigration control and the payment and withholding of Taxes. No Adelphia Entity is a party to any material labor or employment dispute involving any of its employees who render services in connection with the Adelphia Systems.

     (c) Except as described on Schedule 5.15(c), no Adelphia Entity has employment agreements, either written or oral, with any Adelphia System Employee, and none of the employment agreements listed on Schedule 5.15(c) require Comcast to employ any person after the date hereof.

     SECTION 5.16. Environmental. (a) No Adelphia Entity has received any notice, notification, demand, request for information, citation, summons or order relating to any "Superfund" evaluation or investigation, and no Adelphia Entity is the subject of any pending or, to Adelphia's knowledge, threatened investigation, action, claim, suit, review, complaint, penalty or proceeding of any Governmental Authority or other Person with respect to (i) the Adelphia Systems or the Adelphia Assets, including the Adelphia Owned Property or the Adelphia Leased Property and any property previously owned, operated or leased by any Adelphia Entity in connection with the Adelphia Systems and (ii) relating to or arising out of any Environmental Law.

     (b) Except as disclosed on Schedule 5.16, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any Adelphia Owned Property or Adelphia Leased Property or other Adelphia Asset.

     (c) Except as disclosed on Schedule 5.16, each Adelphia Entity is in material compliance with all Environmental Laws, insofar as they relate to the Adelphia Assets, the Adelphia Owned Property or the Adelphia Leased Property. Except as disclosed on Schedule 5.16, each Adelphia Entity has been and is in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Adelphia Systems or the Adelphia Assets ("Adelphia Environmental Permits"). Such Adelphia Environmental Permits are valid and in full force and effect and are transferable and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. No Adelphia Entity has received any notice of, any knowledge of circumstances relating to, and there are no past events, facts, conditions, circumstances, activities, practices or incidents (including but not limited to the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the Adelphia Assets, the Adelphia Owned Property or the Adelphia Leased Property), which could interfere with or prevent compliance with or which have resulted in or are reasonably likely to give rise to any liability of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and in connection with the Adelphia Systems or the Adelphia Assets, including, without limitation, the

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Adelphia Owned Property and the Adelphia Leased Property. Except as disclosed on
Schedule 5.16, no Adelphia Owned Property or Adelphia Leased Property nor any property to which Hazardous Substances located on or resulting from the use of any Adelphia Asset, Adelphia Owned Property or Adelphia Leased Property or any property previously owned, leased or operated by any Adelphia Entity in connection with the Adelphia Systems have been transported is listed or, to Adelphia's knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

     (d) Except as disclosed on Schedule 5.16, no polychlorinated biphenyls, electromagnetic fields, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Adelphia Owned Property or Adelphia Leased Property or in any Adelphia Asset.

     (e) Adelphia has provided or made available to Comcast copies of all environmental assessments, studies, audits, tests, reviews or other analyses of or relating to the Adelphia Assets and/or Systems prior to the date hereof.

     (f) Except as disclosed on Schedule 5.16, none of the Adelphia Owned Property or Adelphia Leased Property is located in New Jersey or Connecticut.

     SECTION 5.17. Accounts Receivable. All of the accounts receivable that are the subject of the adjustments provided in Section 2.05 have arisen from bona fide transactions in the ordinary course of the business of the Adelphia Systems, consistent with past practices.

     SECTION 5.18. Transactions with Affiliates. Except as set forth on
Schedule 5.18, with respect to the Adelphia Systems, no Adelphia Party is a party to any Contract or any other arrangement of any kind whatsoever with any Affiliate.

     SECTION 5.19. System Intellectual Property Rights. There is no trademark, trade name, service mark, service name, logo or similar proprietary right owned, licensed, used or held for use by Adelphia or any of its Affiliates primarily in the operation of the Adelphia Systems.

     SECTION 5.20. Bonds. Schedule 5.20 contains a list of all franchise, construction, fidelity, performance or other bonds and copies of all letters of credit posted by any Adelphia Entity or any of their respective Affiliates in connection with its Systems or its Assets.

     SECTION 5.21. Taxpayer Identification Number. The U.S. Taxpayer Identification Number of each Adelphia Entity is as set forth in Schedule 1.01.

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     SECTION 5.22. Undisclosed Material Liabilities. There are no liabilities of the Adelphia Systems of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:

     (a) the Adelphia Excluded Liabilities;

     (b) the liabilities disclosed on Schedule 5.22;

     (c) the liabilities disclosed in the Adelphia Systems Financial Statements or the notes thereto;

     (d) the liabilities arising in the ordinary course of business since September 30, 2000; and

     (e) other liabilities which, individually or in the aggregate, are not material to the Adelphia Systems.

     SECTION 5.23. Insurance. All material Adelphia Assets are covered by currently effective insurance policies in such types and amounts as are consistent with customary practices and standards in the cable television industry. Adelphia does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies. Except as set forth on Schedule 5.23, after the Closing the Adelphia Entities shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

     SECTION 5.24. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Adelphia Systems have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.

     SECTION 5.25. Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Adelphia Entity who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 5.26. Systems Options. Except as disclosed on Schedule 5.26, none of the Adelphia Systems or any material Adelphia Assets are subject to any purchase option, right of first refusal or similar arrangement which would be triggered by the transactions contemplated by this Agreement ("Adelphia Systems Option"). All Adelphia Systems Options have been waived in connections with the transactions contemplated by this Agreement.

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     SECTION 5.27. Adelphia Pole Audits. Schedule 5.27 lists and describes the results of any audits or investigations conducted by any of the parties to the pole attachment agreements for the Adelphia Systems during the previous three
(3) years. All fees due and payable under the pole attachment agreements for the Adelphia systems have been paid.

     SECTION 5.28. Inventory. The Adelphia Assets include such amounts of inventory as are sufficient to operate the Adelphia Systems in a manner consistent with past practice for a period not less than 30 days.

     SECTION 5.29. Internet Services. All assets that are part of a headend and that are used to provide internet services to Subscribers within the Adelphia Systems are included in the Adelphia Assets.

     SECTION 5.30. Telephony Assets. Except as set forth on Schedule 5.30, no residential telephony services are being provided by Adelphia or its Affiliates in connection with or utilizing the Adelphia Systems.

     SECTION 5.31. Capital Leases. There are no capital leases of real property included in the Adelphia Assets.

                                   ARTICLE 6
                                    COVENANTS

     SECTION 6.01. Confidentiality and Publicity. (a) Following the Closing, each party and its Affiliates will keep confidential any non-public information that such party or its Affiliates received from another party or its Affiliates in connection with this Agreement unrelated to the Systems or Assets transferred by the other party or its Affiliates pursuant to this Agreement as well as any non-public information in the possession of such party or its Affiliates related to the Systems or Assets transferred by such party or its Affiliates to the other party or its Affiliates pursuant to this Agreement (any such information that a party is required to keep confidential pursuant to this sentence shall be referred to as "Confidential Information"). Each party and its Affiliates will not disclose any Confidential Information to any other Person (other than its Affiliates and its and its Affiliates' directors, officers and employees, and representatives of its advisers and lenders, in each case, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby, in which case such party shall be responsible for any breach by any such Person) or use such information to the detriment of the other; provided that (i) such party and its Affiliates may use and disclose any such information once it has been publicly disclosed (other than by such party or any of its Affiliates in breach of the obligations under this Section) or which, to its knowledge, rightfully has come into the possession of such party or its Affiliates (other than from the other party or its Affiliates), and (ii) to the extent that such party or its Affiliates may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to

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

disclose any of such information, such party or its Affiliates may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

     (b) Adelphia and Comcast each will consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements, and any oral or written statements to Comcast System Employees and Adelphia System Employees concerning this Agreement and the transactions contemplated hereby. Except as required by applicable Legal Requirements or by any national securities exchange or quotation system, neither Adelphia nor Comcast will make any such release, announcement or statement without the prior written consent and approval of the other not to be unreasonably withheld. Adelphia and Comcast will each respond promptly to any such request for consent and approval.

     SECTION 6.02. Title Defects. (a) Prior to Closing, the Parent of each Transferee has had the option to obtain at its own expense, (i) commitments to issue to such Transferee title insurance policies ("Title Commitments") in amounts reasonably satisfactory to such Transferee's Parent at ordinary premium rates without any requirement for additional premiums to be issued by a nationally recognized title insurance company (a "Title Company") and containing, to the extent available, legible photocopies of all recorded items described as exceptions therein, committing to insure good and marketable fee or a valid leasehold title, as applicable, in such Transferee to each parcel of Transferor's Owned Real Property or Leased Property marked by an asterisk on
Schedule 2.01(b)(ii)(A) or Schedule 2.01(b)(ii)(B), as applicable, by ALTA extended coverage owner's or leasehold policies, as applicable, of title insurance, and (ii) surveys of each parcel of Transferor's Owned Property or Leased Property marked by a double asterisk on Schedule 2.01(b)(ii)(A) or
Schedule 2.01(b)(ii)(B) ("Surveys"), in such form as is necessary to obtain the title insurance to be issued pursuant to the related Title Commitments with the standard printed exceptions relating to survey matters deleted, certified to such Transferee and to the Title Company with respect to that Owned Property or Leased Property. The cost to obtain such Title Commitments and Surveys and other documents required by the Title Company to issue such policies and Surveys was borne by Transferee and the cost to delete or insure over any title defects was borne by Transferor.

     (b) With respect to the title defects listed on Schedule 6.02(a) in the case of a Comcast Party as Transferor, and Schedule 6.02(b)-Part I, in the case of an Adelphia Party as Transferor, each Transferor of the applicable parcel of Owned Property or the leaseholds for the applicable Leased Property will use commercially reasonable efforts for 180 days following Closing to remedy the title defect following Closing on terms satisfactory to such Transferee, in its reasonable discretion.

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     (c) With respect to the title defect(s) listed on Schedule 6.02(b) - Part
II ("Part II Defects"), on or before March 1, 2001 Adelphia will either (i) deliver a deed conveying good, marketable and insurable title to the Adelphia Owned Property so identified, or (ii) Adelphia will commence and diligently thereafter prosecute to completion such proceedings to "quiet title" (or similar proceedings), and shall otherwise take such actions, as are necessary to vest in the Comcast Transferee good, marketable, and insurable title to the applicable Adelphia Owned Property, in either case subject only to Permitted Liens existing on the date hereof other than the Part II Defect (unless such Lien hereafter arises out of the acts or omissions of a Comcast Party or affiliate).

     (d) With respect to the title defects listed on Schedule 6.02(b)-Part III (the "Part III Defects"), at the Closing, (i) at Adelphia's request and expense, Comcast Cablevision Communications, Inc. (successor by merger to Jones Intercable, Inc.), in its capacity as general partner of Cable TV Fund 12-A, Ltd. in the exercise of its powers under the partnership agreement of Cable TV Fund 12-A Ltd. following its dissolution, shall execute and deliver a deed without warranty transferring each applicable Adelphia Owned Property to Ft. Myers Acquisition Limited Partnership and (ii) Ft. Myers Acquisition Limited Partnership will execute and deliver a special warranty deed transferring the Adelphia Owned Property to the applicable Comcast Transferee. All transfer taxes will be paid by Adelphia.

     (e) With respect to the title defect listed on Schedule 6.02(b)-Part IV (the "Part IV Defect"), if the Part IV Defect is not remedied within 90 days following the Closing, Adelphia will promptly thereafter commence and diligently prosecute to completion such proceedings to "quiet title" or other similar proceedings, and shall otherwise take such action, as may be necessary to discharge the Part IV Defect of record.

     (f) The obligations of the parties under this Section 6.02 are in addition to, and not in substitution for, their obligations under Sections 8.01 and 8.02.

     SECTION 6.03. Leased Vehicles and Other Capital Leases. Each Transferor has paid the remaining balances on any leases for vehicles included in its Tangible Personal Property and any other capital leases of Tangible Personal Property and Real Property and will deliver (either directly or through the delivery of the Comcast LLC Interests) title to such vehicles and Tangible Personal Property free and clear of all Liens to its Transferee at Closing.

     Section 6.04. Post-closing Obtaining Of Consents. (a) Each Transferor will use its commercially reasonable efforts to obtain consents, authorizations and approvals required to be obtained in connection with the transfer of Assets or Comcast LLC Interests by such Transferor to the extent such consents, authorizations and approvals were not obtained prior to Closing. Each Transferee will cooperate with its Transferor in connection with the foregoing. Notwithstanding the foregoing, Transferor shall have no obligation to make any

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payment (other than customary filing fees) to any Person to obtain any such consent, authorization or approval, and Transferor will afford the Parent of the applicable Transferee the opportunity to review and approve the form of such other consents, authorizations and approvals prior to delivery to the Person whose consent, authorization or approval is sought and Transferor will not accept or agree or accede to any modifications or amendments to, or any conditions to the transfer of, any of the Systems Franchises, Systems Licenses, Systems Contracts or Real Property Interests of Transferor's Systems that are not approved in writing by the Parent of the applicable Transferee, which approval will not be unreasonably withheld. In addition, no party will have any obligation to obtain any consent, authorization or approval:

          (i) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that the Transferee enter into a new agreement with such licensing authority on overall terms which are no less favorable to the applicable Transferee than the original license agreement was to the Transferor, in which case the applicable Transferee shall use its commercially reasonable efforts to enter into such agreement and Transferor will cooperate with and assist the applicable Transferee in obtaining such agreements; or

          (ii) with respect to Contracts evidencing Leased Property, if the Transferor has obtained and made properly operational prior to Closing substitute Leased Property that is reasonably satisfactory to the Parent of the applicable Transferee.

     (b) In those instances where a consent, authorization or approval has not been obtained prior to Closing, the relevant Transferor and its Transferee will cooperate in a mutually agreeable arrangement under which such Transferee will obtain the benefits and be responsible for the obligations in accordance with this Agreement in respect of any Asset of such Transferor or any claim or right or any benefit arising thereunder the assignment of which without the consent of the third party thereto would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of such Transferee thereunder, including sub-contracting, sub-licensing, or sub-leasing to such Transferee, or under which such Transferor will enforce for the benefit of such Transferee, with such Transferee assuming such Transferor's obligations, any and all rights of such Transferor against the third party in question. Such Transferor will promptly pay to such Transferee when received all monies received by such Transferor in respect of any such Asset or any claim or right or any benefit arising thereunder. For purposes of the foregoing, the term "Transferee" shall include the Comcast LLCs.

     SECTION 6.05 . Transitional Services. Following the Closing, the Comcast Parties and the Adelphia Parties, as applicable, will provide the services set forth in this Section (the "Transitional Services") for the periods indicated to allow for

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conversion of existing or replacement arrangements. All Transitional Services will be provided on terms and conditions reasonably satisfactory to both Parents and at the actual out-of-pocket cost to the provider thereof except with respect to the Transitional Services described in Sections 6.05(a)(vii), 6.05(a)(viii) and 6.05(b)(iv), payment for which is set forth in Sections 6.05(d), 6.05(e) and 6.05(f), respectively. The provision of a Transitional Service (or component thereof) shall be terminated at the request of the recipient of such service upon 15 days notice to the Parent of the party providing such service.

     (a) The Adelphia Parties shall provide the following Transitional Services to the Comcast Parties for the periods indicated below; provided that, upon the request of the Comcast Parties, the Adelphia Parties will provide any or all such Transitional Services for such additional period as may be reasonably requested by the Comcast Parties if the Comcast Parties are unable to begin providing the relevant service to one or more of the Adelphia Systems due to the failure of Adelphia or Adelphia's third party service provider to facilitate in a timely manner the commencement of such service by Comcast or Comcast's third party service provider.

          (i) billing services for the Adelphia Systems and for all Subscribers served by the Adelphia Systems, including Subscribers receiving internet services from Powerlink and Solution Services, for a period ending 60 days after the relevant third party provider of billing services for each of the Adelphia Systems completes the segregation of the cable television systems owned and operated by Adelphia and its Affiliates which are not part of the Adelphia Systems from the Adelphia Systems (the "Adelphia Billing Services Separation"); provided that in the case of Powerlink- and Solution Services-related billing services, such services shall be provided for a period ending 270 days after Closing;

          (ii) customer service call center services for the Adelphia Systems located in New Mexico, Indiana, Michigan and (for overnight calls only) Pennsylvania for a period ending on the later of (x) 180 days after the Closing Date and (y) 90 days after the Adelphia Billing Services Separation;

          (iii) maintenance of addressable controllers for the Adelphia Systems located in Pennsylvania, Michigan and New Jersey for a period ending on the later of (x) 120 days after the Closing Date and (y) 60 days after the Adelphia Billing Services Separation;

          (iv) payment processing and remittance services for the Adelphia Systems for a period ending 90 days after the Adelphia Billing Services Separation;

          (v) refund processing for the Adelphia Systems for a period ending 30 days after the Adelphia Billing Services Separation;

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          (vi) provision of daily, weekly and monthly System billing reports for all services provided in relation to the Adelphia Systems including internet-related services related to Powerlink and the Solution Services, together with the data necessary to close the System books and records for accounting purposes for the Adelphia Systems, for a period ending 60 days after the Adelphia Billing Services Separation; and

          (vii) in respect of all Subscribers within the Adelphia Systems who receive internet-related services from Powerlink, for a period of 270 days after the Closing Date (the "Adelphia Internet Service Period") and subject to Section 6.05(d),

               (A) maintain technical and customer service support in a manner consistent with past practice, including Tier 1 service, Tier 2 service and technical troubleshooting service;

               (B) provide email forwarding/DHCP capabilities and maintain current systems related to such features;

               (C) maintain all internet circuits;

               (D) maintain all networking equipment, including CMTS, switches, and proxy servers located at any headends; and

               (E) maintain email support through Powerlink and web ordering through the Adelphia.com world wide web site, if available.

          (viii) in respect of all Subscribers within the Adelphia Systems who receive internet-related or other services from @Home Solutions ("Solution Services") for a period of 270 days after the Closing Date (the "@Home Solutions Service Period") and subject to Section 6.05(f),

               (A) maintain technical and customer service support in a manner consistent with past practice, including Tier 1 service, Tier 2 service and technical troubleshooting service;

               (B) provide email forwarding, if necessary, DHCP capabilities and maintain current systems related to such features;

               (C) maintain all internet circuits;

               (D) maintain all networking equipment, including CMTS, switches, proxy servers located at any headends, and modems, if applicable; and

               (E) maintain email support through @Home Solutions.

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For the avoidance of doubt, the Adelphia Parties shall be obligated to provide the services set forth in clauses (i), (vii) and (viii) through the end of the applicable service period both for Adelphia's Subscribers within the Adelphia Systems who receive Powerlink internet services and Solutions Services as of the Closing Date and for Subscribers within the Adelphia System who begin receiving such services after the Closing Date but prior to the termination of the applicable service period.

     (b) The Comcast Parties shall provide the following Transitional Services to the Adelphia Parties for the periods indicated below; provided that, upon the request of the Adelphia Parties, the Comcast Parties will provide any or all such Transitional Services for such additional period as may be reasonably requested by the Adelphia Parties if the Adelphia Parties are unable to begin providing the relevant service to the Comcast Systems due to the failure of Comcast or Comcast's third party service provider to facilitate in a timely manner the commencement of such service by Adelphia or Adelphia's third party service provider.

          (i) billing services for the Comcast Systems and for all Subscribers served by the Comcast Systems, including Subscribers receiving internet services from Excite@Home, for a period ending 60 days after the Closing Date; provided that in the case of Excite@Home related billing services, such services shall be provided during the Comcast Internet Service Period;

          (ii) provision of daily, weekly and monthly System billing reports, together with the data necessary to close the System books and records for accounting purposes for the Comcast Systems for a period ending 90 days after the Closing Date;

          (iii) payment processing and remittance services for the Comcast Systems for a period ending 60 days after the Closing Date; and

          (iv) in respect of all Subscribers within the Comcast Systems who receive internet-related services from Excite@Home, for a period ending on the earlier to occur of (i) 270 days after the Closing Date and (ii) the termination by Excite@Home of its services to Comcast in any Comcast System or portion thereof (the "Comcast Internet Service Period") and subject to
     Section 6.05(e)

               (A) maintain technical and customer service support in a manner consistent with past practice, including Tier 1 service, Tier 2 service and technical troubleshooting service;

               (B) provide email forwarding/DHCP capabilities and maintain current systems related to such features;

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

               (C) maintain all internet circuits;

               (D) maintain all networking equipment, including CMTS, switches, and proxy servers located at any headends; and

               (E) maintain email support through Excite@Home.

     For the avoidance of doubt, the Comcast Parties shall be obligated to provide the services set forth in clauses (i) and (iv) through the end of the applicable service period both for Comcast's Subscribers within the Comcast Systems who receive Excite@Home internet services as of the Closing Date and for Subscribers within the Comcast System who begin receiving such services after the Closing Date but prior to the termination of the applicable service period.

     (c) The Adelphia Parties will provide the Comcast Parties (or, following the consummation of the AT&T Transaction, an Affiliate of AT&T) with the following services with respect to the Comcast Broward, Florida cable television system: (i) customer service call center services for a period ending 120 days after the Closing Date and (ii) billing services for a period ending 180 days after the Closing Date.

     (d) In consideration for the Transitional Services to be provided by the Adelphia Parties described in Section 6.05(a)(vii), Comcast shall pay Adelphia an amount equal to 35% of all internet service fees (to the extent related to Powerlink-related services) received by Comcast and its Affiliates from subscribers within the Adelphia Systems who receive internet services from Powerlink during the Adelphia Internet Service Period (the "Adelphia Internet Service Fee"). The Adelphia Internet Service Fee shall be payable no later than 10 days after the end of each calendar month in which the fees are received by Comcast and its Affiliates.

     (e) In consideration for the Transitional Services to be provided by the Comcast Parties described in Section 6.05(b)(iv), Adelphia shall pay Comcast an amount equal to 35% of all internet service fees (to the extent related to Excite@Home-related services) received by Adelphia and its Affiliates from subscribers within the Comcast Systems who receive internet services from Excite@Home during the Comcast Internet Service Period (the "Comcast Internet Service Fee"). The Comcast Internet Service Fee shall be payable no later than 10 days after the end of each calendar month in which the fees are received by Adelphia and its Affiliates.

     (f) In consideration for the Solution Services to be provided by the Adelphia Parties described above, Comcast shall pay Adelphia an amount equal to 35% of all Solution Service fees (to the extent related to Solution Services) received by Comcast and its Affiliates from subscribers within the Adelphia Systems who receive Solution Services during the @Home Solutions Service Period (the "@Home Solutions Service Fee"). The @Home Solutions Service

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Fee shall be payable no later than 10 days after the end of each calendar month in which the fees are received by Comcast and its Affiliates.

     (g) Comcast and Adelphia agree that in respect of all commercial Subscribers within the Comcast Systems who receive high speed data services from Comcast, Comcast and Adelphia shall make a good faith effort to agree upon terms and conditions for the delivery by Comcast of transition services after the Closing Date. To the extent that it is commercially reasonable, Comcast shall make a good faith effort to provide such services for a 180 day period.

     SECTION 6.06. Cooperation upon Inquiries as to Rates. Each Transferor and its related Transferee agree as follows:

     (a) For a period of twelve (12) months after Closing, Transferor will cooperate with and assist Transferee by providing, upon request, all information in Transferor's possession (and not previously provided to Transferee) relating directly to the rates set forth in Schedules 4.10 or 5.10, as applicable, or on any of the FCC Forms identified in Sections 4.11(d) or 5.11(d) that Transferee may reasonably require to justify such rates in response to any inquiry, order or requirement of any Governmental Authority or any Rate Regulatory Matter (as defined below) instituted before or after the date of this Agreement.

     (b) If at any time after Closing, any Governmental Authority continues or commences a Rate Regulatory Matter with respect to a System transferred to Transferee involving any time period prior to Closing, Transferee will (i) promptly notify Transferor, and (ii) keep Transferor informed as to the progress of any such proceeding. Transferor will have the right to participate, at its expense, in the defense of such matter. Notwithstanding the provisions set forth in Article 8 of this Agreement, Transferee may settle any such Rate Regulatory Matter only upon Transferor's prior written consent, which consent will not be unreasonably withheld, if Transferor will bear any liability with respect to such settlement in accordance with Article 8 hereof or otherwise.

     (c) For purposes hereof, "Rate Regulatory Matter" means any proceeding or investigation with respect to a System arising out of or related to the Cable Act (other than those affecting the cable television industry generally) dealing with, limiting or affecting the rates which can be charged by such System for programming, equipment, installation, service or otherwise.

     (d) If Transferor is required following Closing pursuant to any Rate Regulatory Matter or any other Legal Requirement, settlement or otherwise to reimburse any Subscribers of Transferor's Systems any Subscriber payments previously made by it, including fees for cable television service, late fees and similar payments, Transferee will, at Transferor's request, make such reimbursement through Transferee's billing system on terms reasonably specified by Transferee. In such event, Transferor will pay to Transferee all such payments made by Transferee through its billing system. Without limiting the foregoing,

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Transferee will provide to Transferor all information in its possession that is reasonably required by Transferor in connection with such reimbursement.

     (e) For purposes of the foregoing, the fact that the Comcast Parties are transferring to the Adelphia Parties Comcast LLC Interests rather than assets and liabilities shall be disregarded.

     SECTION 6.07. Books and Records. Each party agrees to maintain in its possession for a period of 3 years after Closing, and provide access by the other party upon reasonable notice and at reasonable times to, all books and records transferred to such party pursuant to this Agreement (or transferred to a Comcast LLC prior to the execution of this Agreement); provided that a party may destroy any such books and records so transferred after having given the other party reasonable notice of its intent to do so and a reasonable opportunity to obtain such books and records.

     SECTION 6.08. Taxes. (a) Each party agrees to furnish or cause to be furnished to each other party, upon request, as promptly as practicable, such information and assistance relating to the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each party shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the date hereof. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can request the party possessing such books and records to retain them for an additional reasonable period of time by notice to the party possessing such records specifying the reason for such request. Approval of such request shall not be unreasonably withheld by the party possessing such books and records. Each party shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets.

     (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the date hereof (collectively, the "Apportioned Obligations") shall be apportioned between the applicable Transferor and the applicable Transferee based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of the Post-Closing Tax Period. Such Transferor shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and such Transferee shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

     (c) All sales, use, transfer and similar taxes or assessments, including transfer fees and similar assessments for Franchises, Licenses and Contracts,

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arising from or payable by reason of the conveyance of the Adelphia Assets and the Comcast Assets (collectively, "Transfer Taxes"), will be paid by the applicable Transferor. Each applicable Transferor represents and warrants to the applicable Transferee that, with respect to the transactions contemplated by this agreement, such Transferor is entitled to an exemption from Transfer Taxes for isolated, casual or occasional sales in each jurisdiction that would otherwise impose a Transfer Tax on the transactions. Each such Transferor and Transferee shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

     (d) Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be timely filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 6.08(a). Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 6.08, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement. Any payment not made within such time shall bear interest at the Prime Rate for each day until paid.

     SECTION 6.09. Estoppel Certificates. Prior to Closing, each Transferor, with respect to each of its Systems and Assets, has used its commercially reasonable efforts to obtain certificates in form reasonably acceptable to its Transferee, executed by the lessor of each of the Comcast Leases under which a Comcast Entity is a lessee and which is preceded by a triple asterisk on
Schedule 2.01(b)(ii)(A), in the case of a Comcast Entity (the "Comcast Estoppel Certificates"), and by the lessor of each of the Adelphia Leases under which an Adelphia Entity is a lessee and which is preceded by a triple asterisk on
Schedule 2.01(b)(ii)(B), in the case of an Adelphia Entity (the "Adelphia Estoppel Certificates"), each certifying that the respective real property lease has not been modified except as shown and is in full force and effect and that the parties are not in default thereunder, and stating the amount of the rent payable thereunder.

     SECTION 6.10. Termination of Certain Affiliate Contracts. The Comcast Entities have terminated prior to Closing all Contracts listed on Schedule 4.18 (except for those agreements designated with an asterisk) and the Adelphia Entities have terminated prior to Closing all contracts listed on Schedule 5.18 (except for those agreements designated with an asterisk).

     SECTION 6.11. Change of Names of Comcast LLCs. Adelphia shall, promptly and in any event within 90 days after the Closing Date, change the name of each Comcast LLC with the relevant authority in each Comcast LLC's jurisdiction of formation to remove "Comcast" and "Jones" from the name of each such entity.

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     SECTION 6.12. Payment of Gateway Proceeds. If Adelphia or any of its
Affiliates sells the Gateway Partnership Interest pursuant to the right of first refusal set forth in Section 12.1 of the Gateway Partnership Agreement or otherwise, and such sale occurs on or prior to June 30, 2001, Adelphia shall pay to Comcast, or any Affiliate designated by Comcast, the greater of the proceeds of such sale or $247,900 (the "Gateway Proceeds") within 5 days of such sale. If such sale does not occur by June 30, 2001 and on such date there are no consents required to be obtained to transfer the Gateway Partnership Interest pursuant to the Gateway Partnership Agreement and Adelphia has complied with Section 12.1 of the Gateway Partnership Agreement, Adelphia shall transfer the Gateway Partnership Interest to Comcast or its designated Affiliate free and clear of any Liens except those under the Gateway Partnership Agreement; provided, however, that if Adelphia or any of its Affiliates shall fail to receive any consents required by the Gateway Partnership Agreement or fail to comply with
Section 12.1 of the Gateway Partnership Agreement, then on June 30, 2001, Adelphia shall pay Comcast $247,900. The payment of the Gateway Proceeds upon the sale by Adelphia or any of its Affiliates of the Gateway Partnership Interest or $247,900 on June 30, 2001 shall hereinafter be referred to as the "Gateway Payment." Adelphia shall provide two (2) days' written notice to Comcast in advance of any payments due pursuant to this Section 6.13.

     SECTION 6.13 . Telephony Services. (a) Comcast and its Affiliates shall assume the Service Agreement effective as of December 1, 1997 between Adelphia Communications Corporation and PECO Adelphia Communications (the "Lansdale Agreement") subject to the right of termination set forth therein. If Comcast at any time elects to terminate the Lansdale Agreement in accordance with its terms, Adelphia shall promptly cause PECO Adelphia Communications to remove all equipment owned or leased by it located on real property owned or leased by Comcast or its Affiliates. Adelphia shall indemnify Comcast against any Losses arising out of the removal of such equipment.

     SECTION 6.14 . Transfer of Jones Telecommunications. Within 5 days of the approval of the revocation of the CPCN (the "Palmdale License") by the California Public Utility Commission, Comcast shall cause Jones Holdings II, LLC, a Colorado limited liability company ("Jones Holdings"), to transfer to Adelphia Business Solutions Operations, Inc. all of Jones Holdings' right, title and interest in, to and under substantially all of the assets utilized in connection with the operation of an ATM network for the Palmdale School District, except for the Palmdale License, and Adelphia Business Solutions Operations, Inc. shall assume all related liabilities and obligations. For the avoidance of doubt, such assets are not being transferred at Closing, and the failure to transfer such assets at Closing will not constitute a breach of any provision of this Agreement.

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                                    ARTICLE 7
                                     CLOSING

     SECTION 7.01. Closing. The closing of the transactions contemplated by this Agreement ("Closing") is taking place promptly after the execution and delivery of this Agreement at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017.

     SECTION 7.02. Adelphia's Obligations. At Closing, Adelphia or the applicable Adelphia Party is delivering or causing to be delivered to Comcast or the applicable Comcast Party the following:

     (a) Bill of Sale and Assignment and Assumption Agreements. An executed Bill of Sale and Assignment and Assumption Agreements in the form of Exhibit 7.02(a).

     (b) Vehicle Titles. Title certificates to all vehicles included among the Adelphia Assets, endorsed for transfer of title to the applicable Comcast Entity, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

     (c) Deeds and Other Real Estate Transfer Documents. Special warranty deeds conveying to the applicable Comcast Entity, subject only to Permitted Liens, each parcel of the Adelphia Owned Property, assignments of leases of Adelphia Leased Property and such other documents as may be necessary to convey other Real Property Interests, in each case, in form and substance reasonably satisfactory to Comcast.

     (d) Title Policies. ALTA extended coverage owner's and leasehold policies of title insurance (the "Adelphia Title Policies"), insuring the applicable Comcast Entity's fee or leasehold title in each parcel of the Adelphia Owned Property and Leased Property marked by an asterisk on Schedule 2.01(b)(ii)(B) endorsed to delete or modify to the satisfaction of Comcast the standard printed exceptions (including, only with respect to those Adelphia Owned and Leased Properties marked by a double asterisk on Schedule 2.01(b)(ii)(B), with respect to survey matters) and to delete or insure over any title defects, other than Permitted Liens, or the irrevocable written commitment of the Title Company to deliver the Adelphia Title Policies.

     (e) Adelphia FCC Counsel Opinion. An opinion of Fleischman & Walsch, special FCC counsel to Adelphia, dated as of Closing.

     (f) Adelphia Counsel Opinion. An opinion of Colin Higgin, deputy counsel to Adelphia, dated as of Closing.

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     (g) Estoppel Certificates. Any estoppel certificates obtained in respect of the Adelphia Leases.

     (h) Lien Releases. Evidence satisfactory to Comcast that all Liens (other than Permitted Liens) affecting or encumbering the Adelphia Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form and substance satisfactory to Comcast effecting such terminations, releases or waivers.

     (i) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate certifying that none of the Adelphia Entities is a foreign person within the meaning of
Section 1445 of the Code, reasonably satisfactory in form and substance to Comcast.

     (j) Books and Records. All Adelphia Books and Records. Delivery of the foregoing will be deemed made to the extent such lists, files and records are then located at any of the offices included in the Adelphia Owned Property or Leased Property.

     (k) Services Agreement. A services agreement between Ft. Myers Cablevision, LLC ("Adelphia Recipient") and Comcast Cablevision Corporation of California, LLC ("Comcast Provider") providing for the management by the Comcast Provider of cable services to the Gateway cable television system located in Fort Lee, Florida from the date hereof until June 30, 2001 (the "Gateway Services Agreement") duly executed by the Adelphia Recipient.

     (l) Other. Documents evidencing the Adelphia Entities' existence, good standing and authority to enter into the transactions contemplated hereby.

     SECTION 7.03. Comcast's Obligations. At Closing, Comcast or the applicable Comcast party is delivering or causing to be delivered to Adelphia or the applicable Adelphia party the following:

     (a) Assignment of LLC Interests. Instruments of assignment for the Comcast LLC Interests with any required transfer stamps affixed thereto.

     (b) Vehicle Titles. To the extent not previously transferred to the applicable Comcast New LLC or registered in the name of a Comcast Converted LLC, title certificates to all vehicles included among the Comcast Assets, endorsed for transfer of title to the applicable Comcast LLC, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

     (c) Deeds and Other Real Estate Transfer Documents. To the extent not previously transferred to the applicable Comcast New LLC or recorded in the name of a Comcast Converted LLC, special warranty deeds conveying to the applicable Comcast LLC, subject only to Permitted Liens, each parcel of the

Comcast Owned Property, assignments of leases of Comcast Leased Property and such other documents as may be necessary to convey other Real Property Interests, in each case, in form and substance reasonably satisfactory to Adelphia.

     (d) Title Policies. ALTA extended coverage owner's and leasehold policies of title insurance (the "Comcast Title Policies"), insuring the applicable Comcast LLC's fee or leasehold title in each parcel of the Comcast Owned Property and Leased Property marked by an asterisk on Schedule 2.01(b)(ii)(A), endorsed to delete or modify to the satisfaction of Adelphia the standard printed exceptions (including, only with respect to those Comcast Owned and Leased Properties marked by a double asterisk on Schedule 2.01(b)(ii)(A), with respect to survey matters) and to delete or insure over any title defects, other than Permitted Liens, or the irrevocable written commitment of the Title Company to deliver the Comcast Title Policies.

     (e) Comcast FCC Counsel Opinion. An opinion of Dow, Lohnes & Albertson, special FCC counsel to Comcast, dated as of the Closing.

     (f) Comcast Counsel Opinion. An opinion of Arthur Block, counsel to Comcast, dated as of Closing.

     (g) Estoppel Certificates. Any estoppel certificates obtained in respect of the Comcast Leases.

     (h) Lien Releases. Evidence satisfactory to Adelphia that all Liens (other than Permitted Liens) affecting or encumbering the Comcast Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form and substance satisfactory to Adelphia effecting such terminations, releases or waivers.

     (i) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate certifying that none of the Comcast Entities is a foreign person within the meaning of
Section 1445 of the Code, reasonably satisfactory in form and substance to Adelphia.

     (j) Books and Records. All Comcast Books and Records. Delivery of the foregoing will be deemed made to the extent such lists, files and records are then located at any of the offices included in the Comcast Owned Property or Leased Property.

     (k) Assignment of Adlink Interest. An instrument of assignment for all limited liability company interests of Adlink held by Comcast PA.

     (l) Gateway Services Agreement. The Gateway Services Agreement duly executed by the Comcast Provider.

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

     (m) Other. Documents evidencing the Comcast Entities' and Comcast LLCs' existence and good standing and the Comcast Entities' authority to enter into the transactions contemplated hereby.

                                   ARTICLE 8
                                 INDEMNIFICATION

     SECTION 8.01. Indemnification by Adelphia. From and after Closing, the Adelphia Entities, jointly and severally, will indemnify and hold harmless Comcast and its Affiliates, shareholders, officers, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

     (a) any representations and warranties made by any of the Adelphia Entities in this Agreement or in any Transaction Document not being true and accurate in all respects (determined without regard to any materiality or Material Adverse Effect qualification contained therein) when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date);

     (b) any failure by the Adelphia Entities (or, after the Closing, the Comcast LLCs) to perform in all respects any of their respective covenants, agreements, or obligations in this Agreement or in any Transaction Document;

     (c) other than with respect to Comcast Assumed Liabilities, the ownership or operation of the Adelphia Assets or the Adelphia Systems prior to the Closing Time;

     (d) all Adelphia Excluded Liabilities;

     (e) the Adelphia Assumed Liabilities;

     (f) the Adelphia Excluded Assets;

     (g) any Asset or any claim or right or any benefit arising thereunder held by a Comcast Entity for the benefit of an Adelphia Entity or a Comcast LLC pursuant to Section 6.04(b);

     (h) with respect to the Adelphia Systems or Assets, any Environmental Law and actions occurring or conditions existing on or prior to the Closing Date (including matters disclosed or required to be disclosed in Schedule 5.16);

     (i) any failure to obtain any consent, approval or authorization disclosed on Schedule 5.03 or 5.26 or which would have been required to be disclosed on either such Schedule if all qualifications as to materiality or Material Adverse Effect contained therein were removed provided, however, that the

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

Adelphia Entities shall be liable for all Losses (including, for purposes of this proviso, incidental and consequential losses) related to or arising out of their failure to comply with any applicable provision of the New Jersey Industrial Site Recovery Act in connection with this transaction;

     (j) any title defect listed on Schedule 6.02(b); or

     (k) any deed delivered by Comcast Cablevision Communications, Inc. pursuant to Section 6.02(d)(i).

     If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by a Comcast Entity or any other Indemnitee under this Section, in addition to any indemnity obligation of the Adelphia Entities under this Section, Adelphia will furnish a bond sufficient to obtain the prompt release thereof within 10 days after receipt from Comcast of notice thereof.

     SECTION 8.02. Indemnification by Comcast. From and after Closing, the Comcast Entities (other than the Comcast LLCs), jointly and severally, will indemnify and hold harmless Adelphia, its Affiliates (including, after the Closing, the Comcast LLCs), officers and directors, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:

     (a) any representations and warranties made by any Comcast Entity in this Agreement or in any Transaction Document not being true and accurate in all respects (determined without regard to any materiality or Material Adverse Effect qualification contained therein when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date));

     (b) any failure by the Comcast Entities (including, prior to the Closing, the Comcast LLCs,) to perform in all respects any of their respective covenants, agreements, or obligations in this Agreement or in any Transaction Document;

     (c) other than with respect to Adelphia Assumed Liabilities, the ownership or operation of the Comcast Assets or the Comcast Systems prior to the Closing Time;

     (d) all Comcast Excluded Liabilities;

     (e) the Comcast Assumed Liabilities;

     (f) the Comcast Excluded Assets;

     (g) any Asset or any claim or right or any benefit arising thereunder held by an Adelphia Entity for the benefit of a Comcast Entity pursuant to Section 6.04(b);

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

     (h) with respect to the Comcast Systems or Assets, any Environmental Law and actions occurring or conditions existing on or prior to the Closing Date (including matters disclosed or required to be disclosed in Schedule 4.16);

     (i) any failure to obtain any consent, approval or authorization disclosed on Schedule 4.03 or 4.26 or which would have been required to be disclosed on either such Schedule if all qualifications as to materiality or Material Adverse Effect contained therein were removed; or

     (j) any title defect listed on Schedule 6.02(a).

     If, by reason of the claim of any third party relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by an Adelphia Entity or any other Indemnitee under this Section, in addition to any indemnity obligation of the Comcast Entities under this Section, Comcast will furnish a bond sufficient to obtain the prompt release thereof within 10 days after receipt from Adelphia of notice thereof.

     SECTION 8.03. Procedure for Certain Indemnified Claims. Promptly after receipt by a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 8.01 or 8.02 or the assertion by any Governmental Authority of a claim of noncompliance under any Franchise relating, in whole or in part, to any pre-Closing period (a "Franchise Matter"), the Indemnitee will give written notice thereof to the party or parties from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter will keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor notice and keep it reasonably informed as provided herein will not relieve the Indemnitor of its obligations hereunder, except to the extent that such failure to give notice will prejudice any defense or claim available to the Indemnitor. The Indemnitor will be entitled to assume the defense of any such Litigation or Franchise Matter with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense. If the Indemnitor assumes the defense of any Litigation or Franchise Matter, (i) it will not settle the Litigation or Franchise Matter unless the settlement will include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation or Franchise Matter and (ii) it shall indemnify and hold the Indemnitee harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto. If the Indemnitor does not assume the defense of any Litigation or Franchise Matter, the Indemnitee may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be entitled to indemnification in respect thereof in accordance with Section 8.01 or 8.02, as applicable. Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Litigation or Franchise Matter and shall furnish or cause to be

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

furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     SECTION 8.04. Determination of Indemnification Amounts and Related
Matters. (a) The Adelphia Entities will have no liability under Section 8.01(a) unless the aggregate amount of Losses otherwise subject to their indemnification obligations thereunder exceeds $5.0 million (the "Minimum Damage Requirement"), in which case the Adelphia Entities, jointly and severally, shall be liable for the full amount of such Losses and not just for the amount of such excess; provided that for purposes of this paragraph the Minimum Damage Requirement will not apply to any Losses resulting from or arising out of breaches of the representations and warranties in Sections 5.01, 5.02, 5.03, 5.04 (relating to title to the Adelphia Assets), 5.09, 5.15, 5.25, 5.26, 5.28 or 5.31. The maximum liability of the Adelphia Entities in the aggregate under Section 8.01(a) shall not exceed $200.0 million (the "Cap"); provided that for purposes of this paragraph the Cap shall not apply to breaches of the representations and warranties in Sections 5.01, 5.02, 5.03, 5.04 (relating to title to the Adelphia Assets), 5.09, 5.15, 5.25, 5.26, 5.28 or 5.31.

     (b) The Comcast Entities will have no liability under Section 8.02(a) unless the aggregate amount of Losses otherwise subject to their indemnification obligations thereunder exceeds the Minimum Damage Requirement, in which case the Comcast Entities, jointly and severally, shall be liable for the full amount of such Losses and not just for the amount of such excess; provided that for purposes of this paragraph the Minimum Damage Requirement will not apply to any Losses resulting from or arising out of breaches of the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04 (relating to title to the Comcast Assets) 4.09, 4.15, 4.25, 4.26, 4.28, 4.31, 4.32, 4.33 or 4.34. The maximum liability of the Comcast Entities in the aggregate under Section 8.02(a) shall not exceed the Cap; provided that for purposes of this paragraph the Cap shall not apply to breaches of the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04 (relating to title to the Comcast Assets), 4.09, 4.15, 4.25, 4.26, 4.28, 4.31, 4.32, 4.33 or 4.34.

     (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 8.01 or 8.02 will be payable by the Indemnitor as incurred by the Indemnitee, and will bear interest at the Prime Rate plus 2% from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.

     SECTION 8.05. Time and Manner of Certain Claims. The representations and warranties of Comcast and Adelphia in this Agreement and any Transaction Document will survive Closing for a period of 12 months; provided that the representations and warranties of the parties contained in Sections 4.04 and
5.04 of this Agreement relating to the title to a parcel of Owned Property or a Real Property Interest marked by an asterisk on Schedule 2.01(b)(ii)(A) or Schedule

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

2.01(b)(ii)(B), as applicable, shall not survive the Closing if a Title Policy is delivered with respect to such Owned Property or Real Property Interest at Closing. Notwithstanding the foregoing, (i) the liability of the parties will extend beyond the 12-month period following Closing with respect to any claim which has been asserted in a bona fide written notice before the expiration of such 12-month period specifying in reasonable detail the facts and circumstances giving rise to such right, (ii) all such representations and warranties with respect to any federal, state or local Taxes (Sections 4.09 and 5.09), with respect to any FCC or Copyright matters (Sections 4.11 and 5.11) and with respect to any environmental matters (Sections 4.16 and 5.16) will survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), and (iii) the representations and warranties of the parties in Sections 4.01, 4.02, 4.03, 4.15, 4.25, 4.26, 4.28,
4.31, 4.32, 4.33, 4.34, 5.01, 5.02, 5.03, 5.15, 5.25, 5.26, 5.28 or 5.31 will survive Closing and will continue in full force and effect without limitation.

     SECTION 8.06. Other Indemnification. The provisions of Sections 8.03, 8.04 and 8.05 will be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 8.03, 8.04 and
8.05 to Sections 8.01 and 8.02 will be deemed to be references to such other provisions of this Agreement.

     SECTION 8.07. Exclusivity. Except as specifically set forth in this Agreement, each Party waives any rights and claims it may have against the other Parties to this Agreement, whether in law or in equity, relating to the Systems or the Assets or the transactions contemplated hereby. After the Closing,
Article 8 will provide the exclusive remedy for any misrepresentation or breach of warranty arising out of this Agreement or the transactions contemplated hereby.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     SECTION 9.01. Expenses. Except as otherwise specifically provided in
Section 9.17 or elsewhere in this Agreement, each of the parties will pay its own expenses (including any expenses related to such party's use of a qualified intermediary) and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement; provided that all filing fees under the HSR Act will be divided equally between the Parents.

     SECTION 9.02. Brokers. The Adelphia Entities, jointly and severally, will indemnify and hold Comcast and its Affiliates harmless from and against any and all Losses arising from any employment by Adelphia or its Affiliates of, or services rendered to it or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. The Comcast Entities (other than the Comcast LLCs), jointly and severally, will indemnify and hold Adelphia and

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

its Affiliates harmless from and against any and all Losses arising from any employment by Comcast or its Affiliates of, or services rendered to it or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.

     SECTION 9.03. Performance of Obligations of Parties. Each Parent agrees to take all action necessary to cause its Affiliates which are Parties to this Agreement (and, in the case of Adelphia, the Comcast LLCs) to perform their respective obligations under this Agreement as if such Parent were a party to such obligations and were directly responsible therefor.

     SECTION 9.04. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document will be in writing and will not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement will not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     SECTION 9.05. Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement or any Transaction Document will be in writing and will be deemed to have been duly given if sent by telecopy or facsimile transmission, upon answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties at the following addresses:

     To Adelphia:             Adelphia Communications Corporation
                              1 North Main Street
                              Coudersport, Pennsylvania 16915
                              ATTN: Colin Higgin, Esq.
                              Fax: (814) 274-6586
                              Phone: (814) 274-9830
                              And

                              Buchanan Ingersoll Professional Corporation
                              One Oxford Centre
                              301 Grant Street-- 20th Floor
                              Pittsburgh, Pennsylvania 15219
                              ATTN: Bruce I. Booken
                              Fax: (412) 562-1041

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

                              Phone: (412) 562-8839

     To Comcast:              Comcast Corporation
                              1500 Market Street
                              Philadelphia, Pennsylvania 19102-2184
                              ATTN: General Counsel
                              Fax: (215) 981-7794
                              Phone: (215) 665-1700

     Copies (which shall not  Davis Polk & Wardwell
     constitute notice)       450 Lexington Avenue
                              New York, New York 10017
                              ATTN: William L. Taylor
                              Fax: (212) 450-4800
                              Phone: (212) 450-4000

or to such other address as any party will have furnished to the other by notice given in accordance with this Section. Such notice will be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, upon confirmation of transmission received, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefor.

     SECTION 9.06. Entire Agreement; Prior Representations; Amendments. This Agreement supersedes the Letter Agreements and embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, with respect thereto. Notwithstanding any representations which may have been made by either party in connection with the transactions contemplated by this Agreement, each party acknowledges that it has not relied on any representation by the other party with respect to such transactions, the Assets, or the Systems except those contained in this Agreement, the Schedules or the Exhibits hereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced.

     SECTION 9.07. Specific Performance. The parties recognize that their rights under this Agreement are unique and, accordingly, the parties will, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the party seeking such relief is prepared to consummate the transactions contemplated hereby and the transactions will be accomplished in a manner that qualifies as a like-kind exchange under Section 1031 of the Code. The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at

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

law would be adequate. The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

     SECTION 9.08. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby may be brought in the United States District Court for the District of Delaware or any Delaware State court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.05 shall be deemed effective service of process on such party.

     SECTION 9.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     SECTION 9.10. Binding Effect; Benefits. This Agreement will inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. None of the Comcast Entities or the Adelphia Entities will assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other Parent, which consent will not be unreasonably withheld; provided, however, that pursuant to Section 3.05, each of the Comcast Entities and the Adelphia Entities may assign this Agreement to one or more qualified intermediaries for the purposes of one or more 1031 Exchanges. For purposes of this Section, any change in control of Comcast or Adelphia will not constitute an assignment by it of this Agreement.

     SECTION 9.11. Headings and Schedules. The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Reference to Schedules will, unless otherwise indicated, refer to the Schedules attached to this Agreement, which will be incorporated in and constitute a part of this Agreement by such reference.

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

     SECTION 9.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     SECTION 9.13. GOVERNING LAW. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND ALL TRANSACTION DOCUMENTS, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, WILL BE GOVERNED BY THE LAWS OF THE STATE DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

     SECTION 9.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

     SECTION 9.15. Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto, and, except as otherwise provided in
Article 8, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or will constitute the parties hereto partners or participants in a joint venture.

     SECTION 9.16. Construction. This Agreement has been negotiated by Comcast and Adelphia and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     SECTION 9.17. Attorneys' Fees. If any Litigation between an Adelphia
Entity and a Comcast Entity with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby will be resolved or adjudicated by a Judgment of any court, the party prevailing under such Judgment will be entitled, as part of such Judgment, to recover from the other party its reasonable attorneys' fees and costs and expenses of litigation.

     SECTION 9.18. Tax Consequences. No party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any tax consequences arising under this Agreement. Each party has relied solely on its own tax advisors with respect to the tax implications of this Agreement.

     SECTION 9.19. Time. Time is of the essence under this Agreement. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

     The Comcast Entities and the Adelphia Entities have executed this Agreement as of the date first written above.

                                 COMCAST CORPORATION

                                 By:
                                    ---------------------------------
                                    Name:  Arthur R. Block
                                    Title: Senior Vice President

                                 COMCAST CABLEVISION
                                 CORPORATION OF
                                 CALIFORNIA, LLC

                                    By: COMCAST CABLE COMMUNICATIONS,
                                        INC., its managing member

                                    By:
                                       ------------------------------
                                       Name:  Arthur R. Block
                                       Title: Senior Vice President

                                 COMCAST CABLEVISION OF MUNCIE, LP.

                                    By: COMCAST CABLEVISION OF
                                        MUNCIE, LLC, its general
                                        partner

                                        By: COMCAST CABLEVISION
                                            CORPORATION OF
                                            CALIFORNIA, LLC,
                                            its managing member

                                            By: COMCAST CABLE COMMUNICATIONS,
                                                INC., its managing member

                                                By:
                                                   -----------------------------
                                                   Name:  Arthur R. Block
                                                   Title: Senior Vice President

                                 JONES CABLE HOLDINGS II, LLC

                                 By: COMCAST CABLE COMMUNICATIONS, INC.,
                                     its managing member

                                 By:
                                     ------------------------------------------
                                     Name:  Arthur R. Block
                                     Title: Senior Vice President

                                 ADELPHIA COMMUNICATIONS CORPORATION

                                 By:
                                     ------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 ADELPHIA CABLEVISION ASSOCIATES OF RADNOR, L.P.

                                 By: Highland Video Associates, L.P.,
                                     its general partner

                                     By: Highland Holdings, its general partner

                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                 CENTURY NEW MEXICO CABLE TELEVISION CORP.

                                 By:
                                     ------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 CLEAR CABLEVISION, INC.

                                 By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 FRONTIERVISION OPERATING PARTNERS, L.P.

                                 By: FrontierVision Holdings, L.P.,
                                     its general partner

                                     By: FrontierVision Partners, L.P.,
                                         its general partner

                                         By: Adelphia GP Holdings, LLC,
                                             its general partner

                                             By: ACC Operations, Inc.,
                                                 its sole member

                                             By:
                                                 -------------------------------
                                                 Name:  Michael J. Rigas
                                                 Title: Secretary

                                 FT. MYERS ACQUISITION L.P.

                                     By: Olympus Communications, L.P.,
                                         its general partner

                                         By: ACC Operations, Inc.,
                                             its general partner

                                         By:
                                             -----------------------------------
                                             Name:  Michael J. Rigas
                                             Title: Secretary

                                 FT. MYERS CABLEVISION, LLC

                                 By: Ft. Myers Acquisition L.P.,
                                     its sole member

                                     By: Olympus Communications, L.P.,
                                         its general partner

                                         By: ACC Operations, Inc.,
                                             its general partner

                                         By:
                                             -----------------------------------
                                             Name:  Michael J. Rigas
                                             Title: Secretary

                                 HARRON CABLEVISION OF MICHIGAN, INC.

                                 By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 HARRON COMMUNICATIONS CORP.

                                 By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 HUNTINGTON CATV, INC.

                                 By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                  MANCHESTER CABLEVISION, INC.

                                  By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 MICKELSON MEDIA, INC.

                                 By:
                                     -------------------------------------------
                                     Name:  Michael J. Rigas
                                     Title: Secretary

                                 MONTGOMERY CABLEVISION ASSOCIATES, L.P.

                                     By: Highland Video Associates, L.P.,
                                         its general partner

                                     By: Highland Holdings, its general partner

                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                 SENTINEL COMMUNICATIONS OF MUNCIE,
                                 INDIANA, INC.

                                     By:
                                        ----------------------------------------
                                        Name: Michael J. Rigas
                                        Title: Secretary

                                 UCA, LLC

                                     By: ACC Operations, Inc., its sole member

                                         By:
                                            ------------------------------------
                                            Name:  Michael J. Rigas
                                            Title: Secretary

                                                                       EXHIBIT A



                             [Intentionally Deleted]

                                                                     EXHIBIT B-1

                             COMCAST CONVERTED LLCs

Comcast Cablevision of Orange County, LLC (DE)
Comcast Cablevision of Fontana, LLC (DE)
Comcast Cablevision of Inland Empire, LLC (DE)
Comcast Cablevision of San Bernardino, LLC (DE)
Comcast Cablevision of Newport Beach, LLC (DE)
Comcast Cablevision of Santa Ana, LLC (DE)
Comcast Cablevision of Seal Beach, LLC (DE)
Comcast Cablevision of Simi Valley, LLC (DE)
Jones Communications of California, LLC (CO)
California Ad Sales, LLC (DE)
Jones Cable Holdings II, LLC (CO)
Comcast Cablevision Corporation of California, LLC (DE)

                                                                     EXHIBIT B-2

                                COMCAST NEW LLCs

Comcast Cablevision of Pennsylvania, LLC (DE)
Comcast Cablevision of Orange County II, LLC (DE)
Comcast Cablevision of West Palm Beach III, LLC (DE)
Jones Communications of California II, LLC (DE)
Comcast Cablevision of West Palm Beach, LLC (FL)
Comcast Cablevision of Boca Raton, LLC (FL)
Comcast Cablevision of West Palm Beach II, LLC (FL)
Comcast Cablevision of West Palm Beach IV, LLC (FL)
Comcast Cablevision of West Palm Beach V, LLC (FL)
Jones Communications of California III, LLC (CA)
Comcast Cablevision of New Jersey, LLC (NJ)
Comcast Cablevision of Muncie, LLC

                                                                       EXHIBIT C

                                 COMCAST SYSTEMS

Inland Empire, CA
Orange County, CA
Simi Valley, CA
Palmdale/Littlerock, CA
Oxnard, CA
Palm Beach County, FL (Boca & West Palm Beach)